Exhibit 99.3

Verenium Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Verenium Corporation

We have audited the accompanying consolidated balance sheets of Verenium Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Verenium Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 17 in Notes to the Consolidated Financial Statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, which became effective January 1, 2009.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses, has a working capital deficit of $23.8 million and has an accumulated deficit of $613.6 million at December 31, 2008. These factors as discussed in Note 1 to the consolidated financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The December 31, 2008 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Verenium Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2009 expressed an unqualified opinion thereon.

/s/    Ernst & Young LLP

San Diego, California

March 12, 2009, except for Note 17,

as to which the date is September 18, 2009

VERENIUM CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	December 31, 2008	December 31, 2007
	(Adjusted – see Note 17)
ASSETS
Current assets:
Cash and cash equivalents	$7,458	$48,743
Short-term investments	—	9,234
Accounts receivable, net of allowance for doubtful accounts of $1,760 and $74 at December 31, 2008 and 2007 (including $0 and $2,218 from a related party at December 31, 2008 and 2007)	8,051	11,118
Inventories, net	2,432	5,904
Prepaid expenses and other current assets	2,938	1,408

Total current assets	20,879	76,407
Property, plant and equipment, net	117,271	76,663
Goodwill	—	106,134
Restricted cash	10,040	—
Derivative asset-convertible hedge transaction, net	163	—
Debt issuance costs and other assets	5,270	5,575

Total assets	$153,623	$264,779

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$15,921	$16,412
Accrued expenses	7,781	5,216
Accrued compensation	6,050	8,078
Accrued interest on convertible senior notes	1,382	1,649
Restructuring reserve, current portion	917	1,518
Deferred revenue (including $1,428 and $4,142 from a related party at December 31, 2008 and 2007)	3,397	5,478
Derivative liability—warrants	359	—
Convertible senior notes, compound embedded derivative	7,769	—
Equipment loans payable, current portion	1,068	2,712

Total current liabilities	44,644	41,063
Convertible senior notes, at carrying value, net of discounts (principal amount of $159.4 million and $120 million at December 31, 2008 and 2007)	130,391	120,000
Equipment loans payable, less current portion	104	1,160
Restructuring reserve, less current portion	5,175	5,496
Other long term liabilities	1,001	1,845

Total liabilities	181,315	169,564
Noncontrolling interest in Galaxy Biofuels LLC	12,000	—
Stockholders’ (deficit) equity:
Preferred stock—$0.001 par value; 5,000 shares authorized, no shares issued and outstanding at December 31, 2008 and 2007	—	—
Common stock—$0.001 par value; 250,000 and 170,000 shares authorized, 67,782 and 63,092 shares issued and outstanding at December 31, 2008 and 2007	68	63
Additional paid-in capital	573,801	532,173
Accumulated deficit	(613,561)	(437,071)
Accumulated other comprehensive income	—	50

Total stockholders’ (deficit) equity	(39,692)	95,215

Total liabilities, noncontrolling interest and stockholders’ (deficit) equity	$153,623	$264,779

See accompanying notes.

VERENIUM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2008	2007	2006
	(Adjusted – see Note 17)
Revenues:
Product (including related party revenue of $668, $3,408 and $1,025 in 2008, 2007 and 2006)	$49,083	$25,975	$15,867
Collaborative (including related party revenue of $8,714, $9,308 and $21,671 in 2008, 2007 and 2006)	13,656	17,581	30,014
Grant	6,920	2,717	3,317

Total revenue	69,659	46,273	49,198
Operating expenses:
Cost of product revenue (including related party costs of $189, $3,406 and $1,132 in 2008, 2007 and 2006)	35,153	19,815	12,914
Research and development	63,438	52,296	46,667
Selling, general and administrative	44,273	36,016	18,166
Restructuring charges	549	1,481	12,026
Goodwill impairment charge	106,134	—	—
Acquired in-process research and development	—	42,400	—

Total operating expenses	249,547	152,008	89,773

Loss from operations	(179,888)	(105,735)	(40,575)
Other expense, net	—	(75)	—
Interest income	960	3,877	2,307
Interest expense	(9,823)	(5,652)	(1,003)
Loss on exchange of convertible senior notes	(3,599)	—	—
Loss on convertible debt extinguishment	(118)	—	—
Gain on net change in fair value of derivative assets and liabilities	3,478	—	—
Loss attributed to noncontrolling interest in Galaxy Biofuels LLC	12,500	—	—

Net loss	$(176,490)	$(107,585)	$(39,271)

Net loss per share, basic and diluted	$(2.75)	$(1.97)	$(0.85)

Shares used in calculating net loss per share, basic and diluted	64,134	54,607	46,474

See accompanying notes.

VERENIUM CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

(In thousands)

(As Adjusted (Note 17))

	Common Stock		Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ (Deficit) Equity
	Shares	Amount
Balance at January 1, 2006	45,048	$45	$358,307	$(3,130)	$(290,215)	$(203)	$64,804
Net loss	—	—	—	—	(39,271)	—	(39,271)
Change in unrealized gain (loss) on available-for-sale securities	—	—	—	—	—	142	142

Comprehensive loss	—	—	—	—	—	—	(39,129)
Issuance of common stock under stock plans, net of stock award forfeitures	3,187	3	11,548	—	—	—	11,551
Reversal of deferred compensation pursuant to adoption of SFAS No. 123(R)	—	—	(3,130)	3,130	—	—	—
Share-based compensation	—	—	5,690	—	—	—	5,690

Balance at December 31, 2006	48,235	48	372,415	—	(329,486)	(61)	42,916
Net loss	—	—	—	—	(107,585)	—	(107,585)
Change in unrealized gain (loss) on available-for-sale securities	—	—	—	—	—	111	111

Comprehensive loss	—	—	—	—	—	—	(107,474)
Issuance of common stock under stock plans, net of stock award forfeitures	713	1	1,796	—	—	—	1,797
Issuance of shares in merger	14,144	14	142,886	—	—	—	142,900
Valuation of options and warrants assumed in merger	—	—	4,110	—	—	—	4,110
Share-based compensation	—	—	10,966	—	—	—	10,966

Balance at December 31, 2007	63,092	63	532,173	—	(437,071)	50	95,215
Net loss	—	—	—	—	(176,490)	—	(176,490)
Change in unrealized gain (loss) on available-for-sale securities	—	—	—	—	—	(50)	(50)

Comprehensive loss	—	—	—	—	—	—	(176,540)
Issuance of common stock under stock plans, net of stock award forfeitures	781	1	1,431	—	—	—	1,432
Issuance of shares from convertible senior notes	3,909	4	10,034	—	—	—	10,038
Recognition of debt premium for 2008 Notes exchange	—	—	4,790	—	—	—	4,790
Recognition of equity component of 2008 Notes in accordance with APB 14-1	—	—	3,579	—	—	—	3,579
Derecognition of equity component of 2008 Notes upon conversion in accordance with APB 14-1	—	—	(2,060)	—	—	—	(2,060)
Recognition of issuance costs of 2008 Notes related to equity component in accordance with APB 14-1	—	—	(2,057)	—	—	—	(2,057)
Reclassification of 2008 Notes compound embedded derivative liability	—	—	14,678	—	—	—	14,678
Share-based compensation	—	—	11,233	—	—	—	11,233

Balance at December 31, 2008	67,782	$68	$573,801	$—	$(613,561)	$—	$(39,692)

See accompanying notes.

VERENIUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2008	2007	2006
	(Adjusted – see Note 17)
Operating activities:
Net loss	$(176,490)	$(107,585)	$(39,271)
Adjustments to reconcile net loss to net cash used in operating activities:
Acquired in-process research and development	—	42,400	—
Goodwill impairment	106,134	—	—
Depreciation and amortization	9,219	8,875	9,018
Provision for doubtful accounts	1,686	(155)	229
Share-based compensation	11,233	10,966	5,690
Loss on exchange of convertible senior notes	3,599	—	—
Loss on extinguishment of convertible senior notes	118	—	—
Gain on net change in fair value of derivative assets and liabilities	(3,478)	—	—
Loss attributed to noncontrolling interest in Galaxy Biofuels LLC	(12,500)	—	—
Accretion of debt discount from convertible senior notes	4,009	—	—
Non-cash restructuring charges	549	1,481	226
Net loss on disposals of property and equipment	—	80	391
Change in operating assets and liabilities:
Accounts receivable	1,381	(2,117)	137
Inventories	3,472	(1,806)	(1,480)
Other assets	(275)	2,768	(65)
Accounts payable and accrued liabilities	(4,187)	3,413	3,564
Restructuring reserve	(1,471)	(2,263)	7,796
Deferred revenue	(2,081)	(700)	(2,607)

Net cash used in operating activities	(59,082)	(44,643)	(16,372)
Investing activities:
Purchases of property, plant and equipment, net	(46,634)	(34,230)	(4,362)
Purchases of short-term investments	(132,127)	(309,376)	(217,248)
Sales and maturities of short-term investments	141,311	313,624	225,590
Cash acquired in merger with Celunol Corp., net of transaction costs	—	1,029	—
Restricted cash	(10,040)	—	—
Advances made to Celunol Corp.	—	(27,500)	—

Net cash provided by (used in) investing activities	(47,490)	(56,453)	3,980
Financing activities:
Proceeds from issuance of convertible senior notes, net of issuance costs	50,365	114,741	—
Net cash paid for convertible hedge transaction	(6,194)	—	—
Conversion of notes, including “make-whole” payments	(2,116)	—	—
Principle payments on debt obligations	(2,700)	(5,240)	(7,500)
Proceeds from sale of common stock	1,432	1,797	10,705
Proceeds from capital contributions to Galaxy Biofuels LLC	24,500	—	—
Proceeds from equipment financing	—	—	3,088
Proceeds from sale of assets	—	—	781

Net cash provided by financing activities	65,287	111,298	7,074

Net (decrease) increase in cash and cash equivalents	(41,285)	10,202	(5,318)
Cash and cash equivalents at beginning of year	48,743	38,541	43,859

Cash and cash equivalents at end of year	$7,458	$48,743	$38,541

Supplemental disclosure of cash flow information:
Interest paid	$8,947	$4,735	$992

Supplemental disclosure of non-cash operating and financing activities:
Conversions of convertible senior notes to common stock	$13,117	$—	$—

Value of common shares issued in connection with the Celunol Corp. merger	$—	$142,900	$—

Fair value of warrants and options issued in connection with the Celunol Corp. merger	$—	$4,110	$—

Restricted common stock issued to settle employee bonus liabilities	$—	$—	$620

Restricted common stock issued to settle employee termination costs	$—	$990	$226

See accompanying notes.

VERENIUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(As Adjusted (Note 17))

1. Organization and Summary of Significant Accounting Policies

The Company

Verenium Corporation (“Verenium” or the “Company”), formerly known as Diversa Corporation, was incorporated in Delaware in 1992. The Company operates in two business segments, biofuels and specialty enzymes. Its biofuels business segment is focused on developing unique technical and operational capabilities designed to enable the production and commercialization of biofuels, in particular ethanol from cellulosic biomass. Its specialty enzymes business segment develops customized enzymes for use within the alternative fuels, specialty industrial processes, and animal nutrition and health markets to enable higher throughput, lower costs, and improved environmental outcomes.

In June 2007, the Company completed a merger with Celunol Corp. (“Celunol”), a Delaware corporation that prior to the merger directed its integrated technologies to the production of low-cost cellulosic ethanol from an array of biomass sources. Following the merger, Diversa was renamed Verenium Corporation, and Celunol was renamed Verenium Biofuels Corporation, a wholly-owned subsidiary of Verenium Corporation. References to the Company’s business include the business of both Verenium Corporation and Verenium Biofuels Corporation, unless otherwise noted.

Recent Developments

As more fully described in Note 5, on August 6, 2008, the Company entered into a strategic partnership with BP Biofuels North America LLC (“BP”), a member of the BP family of companies, to accelerate the development and commercialization of cellulosic ethanol, specifically in the field of conversion of biomass to fermentable sugars for the production, or use in production, of ethanol.

As more fully described in Note 15, on February 18, 2009, the Company and BP announced the formation of the second phase of the strategic partnership through the formation of a joint venture to develop and commercialize cellulosic ethanol from non-food feedstocks.

As more fully described in Notes 2 and 15, the conversion price on the Company’s 2008 Notes re-set on February 27, 2009. Following the reset, a number of holders of the 2008 Notes converted some or all of their 2008 Notes, in some cases resulting in share issuances for the conversion along with the related “make-whole” payments, as well as, in certain instances, cash payments for the “make-whole” payment.

As more fully described in Note 3, the Company recorded a goodwill impairment charge of $106.1 million during the year ended December 31, 2008, which represented the entirety of the Company’s goodwill balance.

Basis of Presentation and Going Concern

The Company has incurred net losses of $39.3 million, $107.6 million, and $176.5 million for the years ended December 31, 2006, 2007 and 2008, has a working capital deficit of $23.8 million and an accumulated deficit of $613.6 million as of December 31, 2008. Based on the Company’s operating plan, which includes payments to be received from BP relating to the first and second phases of the strategic partnership, its existing working capital may not be sufficient to meet the cash requirements to fund the Company’s planned operating expenses, capital expenditures, potential payments under the 2008 Notes, and working capital requirements through December 31, 2009 without additional sources of cash and/or the deferral, reduction or elimination of significant planned expenditures.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

The Company’s plan to address the expected shortfall of working capital is to generate additional financing through a combination of corporate partnerships and collaborations, federal, state and local grant funding and loan guarantees, selling and financing of assets, incremental product sales, and if necessary and available, the sale of debt or equity securities. If the Company is unsuccessful in raising additional capital from any of these sources, it will defer, reduce, or eliminate certain planned expenditures. The Company will continue to consider other financing alternatives. There can be no assurance that the Company will be able to obtain any sources of financing on acceptable terms, or at all.

If the Company cannot obtain sufficient additional financing in the short-term, it may be forced to restructure or significantly curtail its operations, file for bankruptcy or cease operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be forced to take any such actions.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, including Verenium Biofuels Corporation (formerly Celunol Corp.), since its acquisition effective June 20, 2007, as well as Galaxy Biofuels LLC (“Galaxy”), a variable interest entity of which the Company is the primary beneficiary as defined by Financial Interpretation No. 46R (“FIN 46R”) “Consolidation of Variable Interest Entities.” All intercompany accounts have been eliminated in consolidation.

Reclassification

Certain reclassifications to prior period information have been made to conform to current presentation. For the year ended December 31, 2008, the Company recorded $4.4 million of expenses related to the administration of the Company’s patent portfolio and regulatory affairs in selling, general and administrative on the consolidated statement of operations. Expenses related to the administration of the Company’s patent portfolio and regulatory affairs of $5.4 million and $3.4 million for the years ended December 31, 2007 and 2006 were reclassified from research and development expenses to selling, general and administrative expenses to conform to current year presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures. On an ongoing basis, the Company evaluates these estimates, including those related to revenue recognition, long-lived assets, accrued liabilities, convertible senior notes and income taxes. These estimates are based on historical experience, on information received from third parties, and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

The Company considers cash equivalents to be only those investments which are highly liquid, readily convertible to cash and which mature within three months from the date of purchase.

Inventories

Inventories are valued at the lower of cost or market value. Cost is determined by the first-in, first-out method, and includes material, labor, and factory overhead. If necessary, the Company adjusts its inventories by an estimated allowance for excess and obsolete inventories. The determination of the need for an allowance is based on management’s review of inventories on hand compared to estimated future usage and sales, as well as judgments, quality control testing data, and assumptions about the likelihood of obsolescence. The Company maintained a valuation allowance of $240,000 and $350,000 at December 31, 2008 and 2007.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company limits its exposure to credit risk by placing its cash with high credit quality financial institutions. The Company generally invests its excess cash in U.S. Treasury and government agency obligations and investment-grade corporate securities.

The Company’s accounts receivable consist of amounts due from customers for the sale of products, amounts due from governmental agencies for costs incurred under funded projects, and amounts due from corporate partners under various collaboration agreements. The Company regularly assesses the need for an allowance for potentially uncollectible accounts receivable arising from its customers’ inability to make required payments. The Company has a limited number of accounts receivable and uses the specific identification method as a basis for determining this estimate. The Company maintained an allowance for doubtful accounts of $1.8 million at December 31, 2008 primarily for receivables related to a discontinued product and $74,000 at December 31, 2007.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated over the estimated useful lives of the assets (generally three to ten years) using the straight-line method. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful life of the related assets. For the years ended December 31, 2008, 2007 and 2006, the Company recorded depreciation expense of $9.2 million, $8.9 million and $9.0 million, which includes the depreciation of assets under capital leases.

Pursuant to SFAS No. 34, “Capitalization of Interest Cost,” the Company capitalizes interest on capital projects. Capitalization commences with the first expenditure for the project and continues until the project is substantially complete and ready for its intended use. The Company amortizes the capitalized interest to depreciation expense using the straight-line method over the same lives as the related assets. Included in the costs of its demonstration facility as of December 31, 2008 and 2007 is $6.9 million and $0.7 million in capitalized interest, which was determined by applying the Company’s effective interest rate to the average amount of accumulated expenditures on its demonstration facility.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset.

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is required to be tested annually for impairment, or more frequently if indicators of impairment exist, using fair value measurement techniques. During the third quarter of 2008, the Company determined that indicators of impairment existed and determined that its recorded goodwill was impaired. As a result, the Company recognized a non-cash charge of $106.1 million, representing full impairment of the carrying value of its goodwill. Refer to Note 3 for further detail.

Derivative Financial Instruments

The Company’s 2008 Notes (See Note 2) have been accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially settled in a Company’s own Stock” (“EITF 00-19”), and SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”).”

For derivative instruments that are required to be accounted for as assets or liabilities, the instrument is initially recorded at its fair value and then at each reporting date, the change in fair value is recorded in the statement of operations.

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, the FASB deferred the effective date of SFAS 157 by one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company adopted the provisions of SFAS 157, except as it applies to those nonfinancial assets and nonfinancial liabilities for which the effective date has been delayed by one year.

SFAS No. 157 establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

As of December 31, 2008, the Company held certain assets and liabilities that are required to be measured at fair value on a recurring basis, including its derivative instruments related to its 2008 Notes. The fair value of these assets and liabilities was determined using the following inputs in accordance with SFAS 157 at December 31, 2008 (in thousands):

	Fair Value Measurements at December 31, 2008
	Balance at December 31, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents (1)	$7,458	$7,458	$—	$—
Derivative liability – warrants (2)	$359	$—	$—	$359
Derivative liability – compound embedded derivative (3)	$7,769	$—	$—	$7,769
Derivative asset, net – convertible hedge transaction (4)	$163	$—	$—	$163

(1)	Included in cash and cash equivalents on the accompanying consolidated balance sheet.
(2)	Represents warrants issued in conjunction with the Company’s 2008 Notes (See Note 2). Included in current liabilities on the accompanying consolidated balance sheet.
(3)	Represents the compound embedded derivative included in the Company’s 2008 Notes (See Note 2). The 2008 Notes include a “make-whole” provision which provides that, upon any noteholder’s conversion of the 2008 Notes for common stock, the Company is obligated to pay such holder an amount in cash or, subject to the satisfaction of certain conditions, shares of common stock equal in value to the interest foregone over the life of the 2008 Notes as a result of such conversion, discounted back to the date of conversion using the published yield on two-year U.S. Treasury notes as the discount rate, and, if applicable, valuing the shares of stock at 5% discount to the applicable stock price at the time of conversion. The compound embedded derivative includes, among other rights, the noteholders’ right to receive “make-whole” amounts. The Company’s “lattice’ valuation model assumes the noteholders’ exercise patterns will follow risk-neutral conversion behavior throughout the term of the instrument consistent with maximizing the expected present value of the 2008 Notes. Because the maximizing condition reflects the expected present value of the 2008 Notes as a whole and not the “make-whole” amount, the fair value of the compound embedded derivative does not reflect the maximum potential obligation due under the “make-whole” provision. As such, the resulting fair value of the compound embedded derivative as of December 31, 2008 is lower than the potential $15 million “make-whole” obligation if all of the outstanding 2008 Notes as of December 31, 2008 converted at that time. The compound embedded derivative is included in current liabilities on the accompanying consolidated balance sheet.
(4)	Represents the net fair value of the purchased call option and written call option entered into in connection with the issuance of the Company’s 2008 Notes (See Note 2). Included in non-current assets on the accompanying consolidated balance sheet.

The following table presents a reconciliation of the assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2008 to December 31, 2008 (in thousands):

	Derivative Liability- Warrants	Derivative Liability - Compound Embedded Derivative	Derivative Asset, net – Convertible Hedge Transaction
Balance at January 1, 2008	$—	$—	$—
Issuance of derivative instruments (1)	4,700	31,135	6,194
Adjustment to fair value included in earnings (2)	(4,341)	(5,168)	(6,031)
Adjustment for change in classification from liability to stockholders’ (deficit) equity (3)	—	(14,678)	—
Other adjustments (4)	—	(3,520)	—

Balance at December 31, 2008	$359	$7,769	$163

(1)	Represents the derivative instruments related to the 2008 Notes offering in February 2008 (See Note 2).
(2)	The derivative warrants, compound embedded derivative and convertible hedge transaction are revalued at the end of each reporting period and the resulting difference is included in the results of operations. For the year ended December 31, 2008, the net adjustment to fair value resulted in a gain of $3.5 million and is included in “gain on net change in fair value of derivative assets and liabilities” on the accompanying consolidated statement of operations (See Note 2).
(3)	Represents the portion of the compound embedded derivative reclassified into stockholders’ equity following shareholder approval of issuance of shares under the 2008 Notes in excess of certain Nasdaq limits that required shareholder approval (the “Exchange Cap”) before shares in excess of such limits could be issued. The Company received such shareholder approval on June 4, 2008 (See Note 2).
(4)	Represents decrease in derivative liability related to “make-whole” payments related to conversion of $12.1 million in face value of the 2008 Notes. (See Note 2).

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition” and Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.”

Under SAB No. 104, revenue is recognized when the following criteria have been met: i) persuasive evidence of an arrangement exists; ii) services have been rendered or product has been delivered; iii) price to the customer is fixed and determinable; and iv) collection of the underlying receivable is reasonably assured.

Billings to customers or payments received from customers are included in deferred revenue on the balance sheet until all revenue recognition criteria are met. As of December 31, 2008, the Company had $3.4 million in deferred revenue, of which $2.8 million was related to funding from collaborative partners and $0.6 million was related to product sales.

Product Revenue

The Company recognizes product revenue at the time of shipment to the customer provided all other revenue recognition criteria have been met. The Company recognizes revenue on product sales through third-party distribution agreements, if the distributor has a right of return, in accordance with the provisions set forth in SFAS No. 48, “Revenue Recognition When Right of Return Exists.” Under SFAS No. 48, the Company recognizes product revenues upon shipment to distributors, provided that (i) the price is fixed and determinable at the time of sale; (ii) the distributor’s obligation to pay the Company is not contingent upon resale of the products; (iii) title and risk of loss passes to the distributor at time of shipment; (iv) the distributor has economic substance apart from that provided by the Company; (v) the Company has no significant obligation to the distributor to bring about resale of the products; and (vi) future returns can be reasonably estimated. For any sales that do not meet all of the above criteria, revenue is deferred until all such criteria have been met.

The Company recognizes product profit-sharing revenue during the quarter in which such revenue is earned, generally upon shipment of product to the end user, based on information provided by the Company’s profit-sharing partner. Profit-sharing revenue is included in product revenue in the consolidated statements of operations.

Collaborative Revenue

The Company recognizes revenue from research funding under collaboration agreements when earned on a “proportional performance” basis as research hours are incurred. The Company performs services as specified in each respective agreement on a best-efforts basis, and is reimbursed based on labor hours incurred on each contract. The Company initially defers revenue for any amounts billed or payments received in advance of the services being performed and recognizes revenue pursuant to the related pattern of performance, based on total labor hours incurred relative to total labor hours estimated under the contract.

The Company recognizes up-front fees, exclusivity fees or other fees received to initiate research projects over the contractual term of the project or its estimated period of performance relating to the term of the contractual arrangements, whichever is longer. Occasionally, the Company is required to estimate its period of performance when the agreements entered into do not clearly define such information. Should different estimates prevail, the Company would adjust its revenue recognition at such time the information is known.

The Company recognizes milestone payments when earned, as evidenced by written acknowledgement from the collaborator, provided that (i) the milestone event is substantive and its achievability was not reasonably assured at the inception of the agreement, (ii) the milestone represents the culmination of an earnings process, (iii) the milestone payment is non-refundable and (iv) the Company’s past research and development services, as well as its ongoing commitment to provide research and development services under the collaboration, are charged fees that are comparable to the fees that the Company customarily charges for similar research and development services.

Grant Revenue

The Company recognizes revenue from grants as related costs are incurred, as long as such costs are within the funding limits specified by the underlying grant agreements.

Revenue Arrangements with Multiple Deliverables

The Company recognizes revenue from arrangements that contain multiple deliverables in accordance with EITF No. 00-21. This issue addresses the timing and method of revenue recognition for revenue arrangements that include the delivery of more than one product or service. In these cases, the Company recognizes revenue from each element of the arrangement as long as separate value for each element can be determined, the Company has completed its obligation to deliver or perform on that element, and collection of the resulting receivable is reasonably assured.

Variable Interest Entities

The Company has implemented the provisions of FIN 46R, which addresses consolidation by business enterprises of variable interest entities either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. Effective August 1, 2008, the Company has a joint investment with BP in a special purpose entity, Galaxy, that is deemed to be a VIE under FIN 46R, and subject to consolidation. The Company has also determined, pursuant to FIN 46R, that Verenium is the primary beneficiary of Galaxy. Because the Company is the primary beneficiary of Galaxy under FIN 46R, Galaxy is therefore subject to consolidation by the Company. BP’s capital contributions are recorded as a Noncontrolling interest in Galaxy Biofuels LLC on the Company’s consolidated balance sheet. The Company consolidates the operating results of Galaxy, and records an adjustment to the Noncontrolling interest in Galaxy Biofuels LLC for BP’s share of Galaxy’s profits and/or losses.

Research and Development

Research and development expenses, including direct and allocated expenses, consist of independent research and development costs, as well as costs associated with sponsored research and development. Research and development costs are expensed as incurred.

Cost of Product Revenue

Cost of product revenue includes both internal and third-party fixed and variable costs including materials and supplies, labor, facilities and other overhead costs associated with its product revenues. The Company expenses the cost of idle manufacturing capacity to cost of product revenue as incurred. Shipping and handling costs are included in cost of product revenue.

Share-Based Compensation

In January 2006 the Company adopted SFAS No. 123(R), “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Share-based Compensation.” SFAS No. 123(R) supersedes APB No. 25 and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure, which has previously been used by the Company, is no longer an alternative.

The Company adopted the fair value recognition provisions of SFAS No. 123(R), using the modified prospective transition method. Under this transition method, compensation expense includes options vesting for i) share-based payments granted prior to, but not vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123; ii) share-based payments granted after December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R); and iii) shares issued under the ESPP after December 31, 2005, based on calculations of fair value which are similar to how stock option valuations are made. Because this transition method was selected, results of prior periods have not been restated.

Income Taxes

Current income tax expense (benefit) is the amount of income taxes expected to be payable (receivable) for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities, as well as the expected future tax benefit to be derived from tax loss and credit carry-forwards. Deferred income tax expense is generally the net change during the year in the deferred income tax assets and liabilities. Valuation allowances are established unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized. The effect of tax rate changes is reflected in income tax expense (benefit) during the period in which such changes are enacted. The Company has provided a full valuation allowance against any deferred tax assets.

Effective January 1, 2007, the Company adopted SFAS Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in tax positions. FIN No. 48 requires recognition of the impact of a tax position in the Company’s financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. Any interest and penalties related to uncertain tax positions will be reflected in income tax expense.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains and losses on marketable securities. The Company presents comprehensive loss in its consolidated statements of stockholders’ (deficit) equity.

Computation of Net Loss per Share

Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. The Company had 0.3 million and 0.8 million unvested restricted shares outstanding as of December 31, 2008 and 2007. Additionally, pursuant to the merger agreement with Celunol, 1.5 million shares of the Company’s common stock issued to former Celunol stockholders were placed in an escrow account until June 20, 2008 to satisfy the indemnification obligations of Celunol for breaches of the representations and warranties contained in the merger agreement or any legal proceedings related thereto. On June 20, 2008, these shares were released to the former Celunol stockholders.

For purposes of the computation of net loss per share, the unvested restricted shares and the shares held in escrow are considered contingently returnable shares under SFAS No. 128, “Earnings Per Share,” and are not considered outstanding common shares for purposes of computing net loss per share until all necessary conditions are met that no longer cause the shares to be contingently returnable. The impact of these contingently returnable shares on weighted average shares outstanding has been excluded for purposes of computing net loss per share.

The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share data):

	Years Ended December 31,
	2008	2007	2006
Weighted average shares outstanding during the period	65,118	56,052	47,503
Less: Weighted average unvested restricted and merger escrow shares outstanding	(984)	(1,445)	(1,029)

Weighted average shares used in computing basic and diluted net loss per share	64,134	54,607	46,474

Net loss	$(176,490)	$(107,585)	$(39,271)

Net loss per share, basic and diluted	$(2.75)	$(1.97)	$(0.85)

The Company has excluded all outstanding stock options and warrants from the calculation of diluted net loss per share because all such securities are anti-dilutive for all applicable periods presented. The total number of shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for options and warrants, was 19.1 million, 9.4 million and 5.0 million for the years ended December 31, 2008, 2007 and 2006. Such securities, had they been dilutive, would have been included in the computation of diluted earnings per share.

Segment Reporting

Effective with the merger of Celunol in June 2007, the Company operates in two reportable segments, biofuels and specialty enzymes. Its biofuels segment is focused on developing unique technical and operational capabilities designed to enable the production and commercialization of biofuels, in particular ethanol from cellulosic biomass. Its specialty enzymes segment develops customized enzymes for use within the alternative fuels, specialty industrial processes, and animal nutrition and health markets to enable higher throughput, lower costs, and improved environmental outcomes.

In accordance with SFAS 131, “Disclosure about Segments of an Enterprise and Related Information,” the Company provides segment financial information and results for biofuels and specialty enzymes based on total revenues, product revenue, product gross profit, total operating expenses, capital expenditures, and total identifiable assets used in management’s assessment of operating performance and operating decisions. Expenses shared by the segments require the use of judgments and estimates in determining the allocation of expenses to the two segments. Different assumptions or allocation methods could result in materially different results by segment. Further, expenses allocated to each of the two segments may not be indicative of the expenses of each operating segment if such segments operated on a stand-alone basis.

Effect of New Accounting Standards

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” which replaces SFAS No 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition- related costs as incurred. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008 and will apply prospectively to business combinations completed on or after that date. The impact of the adoption of SFAS No. 141(R) on its consolidated results of operations and cash flows will depend on the terms and timing of future acquisitions, if any.

Noncontrolling Interests in Consolidated Financial Statements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51,” which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and will apply prospectively, except for the presentation and disclosure requirements, which will apply retroactively. The Company is currently evaluating the effect, if any, the adoption of SFAS No. 160 will have on its consolidated results of operations and cash flows.

Accounting for Convertible Debt Instruments

In May 2008, FASB issued Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”). This statement states that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separate the liability and equity components of the instruments in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 will require that the value assigned to the debt component be equal to the estimated fair value of a similar debt instrument without the conversion feature, which results in the debt being recorded at a discount. The resulting debt discount will be amortized over the period during which the debt is expected to be outstanding as additional non-cash interest expense. As more fully described in Note 17, the accompanying financial statements reflect the impact of the Company’s adoption of APB 14-1.

In June 2008, the EITF issued EITF 07-05, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-05”). EITF 07-05 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. EITF 07-05 is effective for financial statements issued for fiscal years beginning after December 15, 2008, which will be effective for our fiscal year 2009. Early adoption for an existing instrument is not permitted. The Company is currently evaluating the impact the adoption of EITF 07-05 will have on its consolidated results of operations and cash flows.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133,” (“SFAS 161”) which requires additional disclosures about the objectives of using derivative instruments, the method by which the derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations, and the effect of derivative instruments and related hedged items on financial position, financial performance and cash flows. SFAS 161 also requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. SFAS 161 will be effective for the Company’s first quarter of fiscal 2009. The Company is currently evaluating the impact the adoption of FAS 161 will have on the Company’s consolidated financial statement disclosures.

2. Convertible Debt

Carrying value of the Company’s convertible debt is set forth below (in thousands):

	December 31, 2008	December 31, 2007
5.5% Convertible Senior Notes, issued in 2007 (the “2007 Notes”)	$100,500	$120,000
8% Senior Convertible Notes, issued in 2008 (principal face amount of $58.9 million) (the “2008 Notes”)	38,019	—

Total carrying value	138,519	120,000
Less: Current portion (representing the fair value of certain embedded conversion right features, including the “make-whole” provision, and warrants being accounted for as derivative liabilities) (1)	(8,128)	—

Carrying value, non current portion	$130,391	$120,000

(1)	As more fully described below under the sub-heading 2008 Convertible Notes Offering the Company’s obligation under the “make-whole” provisions of the 2008 Notes as of December 31, 2008 could be as high as $15.0 million, assuming that all holders of the 2008 Notes convert at that time. A portion of this “make-whole” payment may be paid in common shares.

2007 Convertible Notes Offering

In March 2007, the Company completed an offering of $100 million aggregate principal amount of 5.50% Convertible Senior Notes due April 1, 2027 (“2007 Notes”) in a private placement, generating net cash proceeds to the Company of approximately $95.5 million. In April 2007, the initial purchasers exercised in full their over-allotment option to purchase an additional $20 million aggregate principal amount of 2007 Notes, generating additional net cash proceeds to the Company of approximately $19.3 million. The 2007 Notes have been registered under the Securities Act of 1933, as amended, to permit registered resale of the 2007 Notes and of the Verenium common stock issuable upon conversion of the 2007 Notes. As more fully described below, $18.5 million in face value of the 2007 Notes were exchanged for new debt pursuant to the Company’s issuance of its 2008 Notes. As of December 31, 2008, the Company had $100.5 million in face value outstanding under the 2007 Notes.

The 2007 Notes bear interest at 5.5% per year, payable in cash semi-annually, and are convertible at the option of the holders at any time prior to maturity, redemption or repurchase into shares of Verenium common stock at a conversion rate of 156.5 shares per $1,000 principal amount of 2007 Notes (subject to adjustment in certain circumstances), which represents a conversion price of $6.40 per share. The total common shares that would be issued assuming conversion of the entire $100.5 million in 2007 Notes is 15.7 million shares.

On or after April 5, 2012, the Company may, at its option, redeem the 2007 Notes, in whole or in part, for cash at a redemption price equal to 100% of the principal amount of the 2007 Notes to be redeemed plus any accrued and unpaid interest to the redemption date. On each of April 1, 2012, April 1, 2017 and April 1, 2022, holders may require the Company to purchase all or a portion of their 2007 Notes at a purchase price in cash equal to 100% of the principal amount of the 2007 Notes to be purchased plus any accrued and unpaid interest to the purchase date. Holders may also require the Company to repurchase all or a portion of their 2007 Notes upon a “fundamental change” at a repurchase price in cash equal to 100% of the principal amount of 2007 Notes to be repurchased plus any accrued and unpaid interest to the repurchase date. Pursuant to the terms of the 2007 Notes, a “fundamental change” is broadly defined as 1) a change in control, or 2) a termination of trading of the Company’s common stock.

In connection with the 2007 Notes offering, the Company paid $5.2 million in financing charges, which is reflected in other long term assets on the accompanying consolidated balance sheet, and is being amortized to interest expense over the initial five-year term of the 2007 Notes using the effective interest method.

2008 Convertible Notes Offering

On February 27, 2008, the Company completed a private placement of 8% Senior Convertible Notes due April 1, 2012, or the 2008 Notes, and warrants to purchase Verenium common stock. Concurrent with entering into the purchase agreement, the Company also entered into senior notes exchange agreements with certain existing holders of the 2007 Notes pursuant to which such noteholders exchanged approximately $18.5 million in aggregate principal amount of the 2007 Notes for approximately $16.7 million in aggregate principal amount of the 2008 Notes and for warrants to purchase common stock. Including the 2008 Notes issued in exchange for the 2007 Notes, the Company issued $71 million in aggregate principal amount of the 2008 Notes and warrants to purchase approximately 8 million shares of common stock. Gross proceeds from new investments were approximately $54 million and net proceeds from new investments, after giving effect to payment of certain transaction-related expenses and the cash cost of the convertible hedge transaction described below, were approximately $44 million.

The Company is required to pay interest on the 2008 Notes at the rate of 8% per year, and the 2008 Notes also include a “make-whole” provision whereby, upon any holder’s conversion of the 2008 Notes for common stock, the Company is obligated to pay such holder an amount equal to the interest foregone over the life of the 2008 Notes based on such conversion, discounted back to the date of conversion using the published yield on two-year U.S. Treasury notes as the discount rate. The 2008 Notes provide that the Company may, subject to the satisfaction of certain conditions (including that the shares to be issued must be registered for resale under a registration statement filed with the Securities and Exchange Commission), pay interest or “make-whole” amounts with shares of its common stock at a 5% discount to the applicable stock price at the time of the interest payment or conversion. The registration statement that the Company filed with the Securities and Exchange Commission to register the resale of the shares issuable upon conversion of the 2008 Notes, along with interest shares and shares issuable upon exercise of the warrants, only registers a limited number of conversion shares and interest shares, and the Company’s ability to pay “make-whole” payments and interest payments under the 2008 Notes using shares is accordingly limited.

The conversion price for the 2008 Notes is $2.13 and is also subject to full ratchet anti-dilution protection. The 2008 Notes are subject to automatic conversion at the Company’s option if the Company’s closing stock price exceeds $8.18 per share over a 30-trading day period ending prior to the date the Company provides notice of the automatic conversion to investors, the average daily trading volume of the Company’s stock over that 30-trading day period equals or exceeds $3 million, and certain other conditions are met.

The warrants are exercisable for shares of the Company’s common stock. The initial exercise price of the warrants is $4.44 per share. The exercise price and the number of shares of the Company’s common stock issuable upon exercise of the warrants are subject to weighted average anti-dilution protection.

In connection with the transactions described above, the Company entered into a convertible hedge transaction with a counterparty, which is intended to reduce the potential dilution upon conversion of the 2008 Notes. The convertible hedge transaction is composed of two separate call options. Under the first call option, on April 1, 2012 (or earlier upon conversion of the 2008 Notes), the Company is entitled to purchase 13,288,509 shares of the Company’s common stock from the counterparty at a price per share equal to the initial conversion price of $4.09 (or a proportion of such number of shares based on the proportion of the 2008 Notes being converted). Under the second call option, on three exercise dates staggered in six month intervals beginning on October 1, 2013, the counterparty is entitled to purchase an aggregate of 13,288,509 shares of the Company’s common stock at a price per share of $5.16. The cash cost of the convertible hedge transaction was approximately $6.2 million.

Periodic interest payments on the 2008 Notes are approximately $1.2 million every three months, assuming an outstanding balance of $58.9 million, and are payable on January 1, April 1, July 1 and October 1, of each year.

The Company is subject to certain restrictive covenants under the 2008 Notes, including the following:

•

If the Company sells, transfers or disposes of any part of its specialty enzymes business unit (other than sales or licenses in the ordinary course of business and other than any sales, dispositions or other transfers, in one or a series of related transactions, providing for gross proceeds of $1 million or less), it is required to deposit cash in a restricted cash account for the benefit of the holders of the 2008 Notes in an amount equal to the lesser of 50% of the total consideration received for such sale, transfer or disposition and 50% of the then outstanding principal amount of the 2008 Notes. The obligation to make such a deposit terminates when the closing sale price of the Company’s common stock exceeds $7.00 per share for 30 consecutive trading days, the average daily trading volume for such period is at least $2 million and all shares issuable upon conversion of the 2008 Notes are registered for resale pursuant to effective registration statements or freely saleable during such period.

•

The Company is not permitted to incur indebtedness, other than certain project financing debt or up to $15 million in principal amount of debt, provided that if the closing sale price of the Company’s common stock exceeds $8.00 per share for 30 consecutive trading days, the limit on additional indebtedness increases to $30 million and if the closing sale price of the common stock exceeds $12.00 per share for 30 consecutive trading days, the limit on additional indebtedness increases to $50 million.

•

The Company is not permitted to repay, restructure, amend, redeem, exchange or repurchase all or any portion of the outstanding 2007 Notes, except for repayments or redemptions required by the terms of the 2007 Notes.

Allocation of Cash Proceeds to 2008 Notes and Valuation of Embedded Features

As described in Note 17, the Company adopted the provisions of APB 14-1 on January 1, 2009, which required retroactive restatement of the financial statements related to the 2008 Notes at inception. This change in accounting treatment impacted the initial allocation of debt proceeds. The following table sets forth the initial allocation of proceeds from the 2008 Notes among the underlying debt instrument, conversion rights, and the detachable warrants, as originally reported, and as adjusted to reflect the impact of APB 14-1 (in thousands):

	As Originally Reported (at inception)	As Adjusted for Adoption of APB-14 (at inception)
Debt host instrument / fair value of debt liability	$35,165	$31,586
Fair value of compound embedded derivative	31,135	31,135
Fair value of detachable warrants	4,700	4,700
Equity component	—	3,579

Face value of 2008 Notes	$71,000	$71,000

Valuation of Debt Liability and Embedded Features

Debt Liability and Equity Component

Prior to the adoption of APB 14-1, the value assigned to the debt host was based on the residual value of the debt proceeds after allocating the fair value of the compound embedded derivative and detachable warrants. As a result of the adoption of APB 14-1, as described under Note 17, the Company was required to separately account for the debt and equity components of the 2008 Notes in a manner that reflects the Company’s nonconvertible debt (unsecured debt) borrowing rate.

APB 14-1 requires that the carrying amount of the liability component be estimated by measuring the fair value of a similar liability that does not have an associated conversion feature. As a result, the Company determined that its effective interest rate was 32.6% and, in the absence of comparable market data, determined that, given the features of the 2008 Notes, this derived effective interest rate was a fair approximation of a market rate of interest for a similar instrument. As a result, the 32.6% rate was applied to the 2008 Notes and coupon interest to calculate the fair value of the liability component. The difference between the cash proceeds associated with the convertible debt and the estimated fair value of the liability component is recorded as an equity component.

Detachable Warrants

At inception, as originally reported and as adjusted for the adoption of APB 14-1, the fair value of the detachable warrants of $4.7 million were separated from the debt liability and recorded as derivative liabilities which resulted in a reduction of the initial notional carrying amount of the 2008 Notes, and as unamortized discount, which is being accreted over the term of the 2008 Notes using the effective interest method.

The derivative liability attributed to the warrants could require cash settlement within one year from the balance sheet date since the warrants became exercisable in August 2008. Based upon this, the Company has reported the derivative liability related to the warrants as a current liability on its consolidated balance sheet. The derivative liability will be marked-to-market at the end of each reporting period, with any change in value reported as a non-operating expense or income in the consolidated statement of operations. The fair value of the warrants was determined using the Black-Scholes Merton methodology.

Compound Embedded Derivative

At inception, as originally reported and as adjusted for the adoption of APB 14-1, the fair value of the compound embedded derivative of $31.1 million was separated from the debt liability and recorded as a derivative liability which resulted in a reduction of the initial notional carrying amount of the 2008 Notes, and as unamortized discount, which is being accreted over the term of the 2008 Notes using the effective interest method.

The derivative liability arising from the compound embedded derivative could require cash settlement within one year of any balance sheet date under certain conditions outside of the Company’s control, including, but not limited to, payments in connection with a conversion at the option of the noteholder. Furthermore, the amount of the “make-whole” payment upon conversion is not indexed to the Company’s stock, and therefore would not qualify as an equity instrument under EITF 00-19. Based upon this, the Company initially recorded a derivative liability related to the holders’ rights to a “make-whole” payment upon conversion, the portion of the embedded conversion rights settlable in cash due to the certain Nasdaq limits, and certain other rights. The Company recorded this compound embedded derivative liability as a component of the current portion of convertible debt on its consolidated balance sheet. On June 4, 2008, in connection with shareholder approval of issuance of shares in excess of certain Nasdaq limits that required shareholder approval before shares in excess of such limits could be issued, $14.7 million of the compound embedded derivative value was reclassified into stockholders’ equity. The remaining derivative liability attributed to the compound embedded derivative will be marked-to-market at the end of each reporting period, with any change in value reported as a non-operating expense or income in the consolidated statement of operations. The fair value of the compound embedded derivative was determined using a “lattice” valuation methodology.

The Company’s lattice valuation model assumes the noteholders’ exercise patterns will follow risk-neutral conversion behavior throughout the term of the instrument consistent with maximizing the expected present value of the 2008 Notes. Because the maximizing condition reflects the expected present value of the 2008 Notes as a whole and not the “make-whole” amount, the fair value of the compound embedded derivative does not reflect the maximum potential obligation due under the “make-whole” provision. As such, the resulting fair value of the compound embedded derivative as of December 31, 2008 is lower than the potential $15.0 million “make-whole” obligation if all of the outstanding 2008 Notes as of December 31, 2008 converted on that date.

Valuation of Convertible Hedge Transaction

The Company recorded a derivative asset of $6.2 million, representing the net cash paid by the Company to the counterparty of the two separate call options that comprise the convertible hedge transaction. The convertible hedge transaction does not qualify for equity classification under EITF No. 00-19, as there are potential circumstances, though remote, where cash settlement may be required. As such, the net fair value of the convertible hedge transaction has been reported as a noncurrent derivative asset on the consolidated balance sheet and is marked-to-market at the end of each reporting period, with any change in value reported as a non- operating expense or income in the consolidated statement of operations. The Company has determined that the initial cash paid for each of the two separate call options that comprise the convertible hedge transaction approximated fair value. The fair values of the two call options subsequent to the initial issuance date were determined using the Black-Scholes Merton methodology.

Impact of Fair Value Remeasurements

The fair value of the compound embedded derivative, warrants, and the two separate call options that comprise the convertible hedge transaction are recorded as a derivative asset or liability and marked-to-market each balance sheet date. The change in fair value is recorded in the statement of operations as non-operating expense or income. Upon conversion or exercise of a derivative instrument, the instrument will be marked to fair value at the conversion date and then that fair value will be reclassified to equity.

The fair value of the compound embedded derivative, warrants and convertible hedge transaction are primarily affected by the Company’s stock price, but are also affected by the Company’s stock price volatility, expected life and interest rates.

The following table sets forth the quarterly change in fair value measurements impacting all derivative assets and liabilities for the year ended December 31, 2008 (in thousands):

	Derivative Liability – Compound Embedded Derivative	Derivative Liability - Warrants	Derivative Asset – Convertible Hedge	Total Gain (Loss)
Fair value re-measurement at:
March 31, 2008	$460	$100	$(1,124)	$(564)
June 30, 2008	2,262	3,201	(3,189)	2,274
September 30, 2008	313	903	(1,644)	(428)
December 31, 2008	2,133	137	(74)	2,196

Total fair value re-measurement gain (loss)	$5,168	$4,341	$(6,031)	$3,478

Loss on Exchange of Notes

In connection with the issuance of the 2008 Notes, the Company exchanged $18.5 million in aggregate principal amount of the 2007 Notes for approximately $16.7 million in aggregate principal amount of the 2008 Notes and related warrants. Pursuant to EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (“EITF 96-19”), an exchange of debt instruments with substantially different terms is a debt extinguishment and requires the recognition of a gain or loss on exchange. The Company determined that the exchange qualified as a debt extinguishment under EITF 96-19, and recorded a loss on the exchange of $3.6 million, equal to the difference between the carrying value of the 2007 Notes and the fair value of the 2008 Notes and warrants issued.

The fair value of the 2008 Notes issued in the exchange was determined using a “lattice” model, consistent with the methodology used to derive the fair value of the compound embedded derivative.

Interest Expense on 2008 Notes

For the year ended December 31, 2008, the Company recorded interest expense related to the 2008 Notes of $8.8 million, as follows (in thousands):

8% coupon interest, payable in cash	$4,344
Non-cash accretion of debt discount	4,009
Non-cash amortization of debt issuance costs	411

$8,764

The initial debt discount, after the adoption of APB 14-1, relates to the compound embedded derivative, detachable warrants, and the equity component related to the conversion rights not included in the compound embedded derivative at issuance. The unamortized value of the debt discount is included in the carrying value of the 2008 Notes on the accompanying consolidated balance sheet and is being amortized into interest expense over the term of the 2008 Notes, or approximately 4 years.

Conversion of 2008 Notes

As of December 31, 2008, principal in the amount of $12.1 million of the 2008 Notes had converted at $4.09 per share into approximately 3.0 million shares of the Company’s common stock. The Company also made “make-whole” payments to the converting noteholders in the amount of $3.5 million, with some of such payments being made in stock and some of such payments being made in cash. In accordance with APB 14-1, the Company recorded a loss on convertible debt extinguishment of $0.1 million, calculated as the difference between the carrying value of the converted 2008 Notes and the fair value of the shares of common stock delivered to the noteholders upon conversion.

As more fully described in Note 15, several holders of the 2008 Notes have converted their 2008 Notes since December 31, 2008.

3. Goodwill

As a result of the merger with Celunol on June 20, 2007, the Company recorded $106.1 million of goodwill on its balance sheet, all of which was allocated to the Company’s biofuels reporting unit.

During the third quarter of 2008, the Company initiated an evaluation to determine if current company-specific or market conditions would give rise to potential impairment of the goodwill carrying value, including, but not limited to, the following:

•	the significant decline in the market value of the Company’s invested capital, including the market value of the Company’s common stock and convertible debt;

•	sustained operating losses and demonstration plant cost overages; and

•	significant cash shortfalls and working capital deficiencies.

Based upon the foregoing, the Company initiated a Step 1 and Step 2 analysis for impairment as prescribed by SFAS 142, with the assistance of a third party valuation firm. The first step of the two-step impairment test compares the fair value of the reporting unit to its carrying value to determine if an impairment indicator exists. If an impairment indicator exists, then the second step of the impairment test must be performed to determine the amount of impairment, if any.

Under the first step, in assessing the fair value of its biofuels reporting unit, the Company primarily considered the market approach under which the implied fair value of the reporting unit is based on quoted market prices and the number of shares outstanding for the Company’s common stock, and the fair value of the Company’s convertible debt. The Company determined that the implied fair value of the biofuels reporting unit was less than the carrying value of the net assets of the reporting unit and that step two of the impairment test was required. Under the second step, the Company determined the implied fair value of the goodwill and compared it to the carrying value of the goodwill. The Company allocated the fair value of the reporting unit to all of the assets and liabilities as if the reporting unit had been acquired in a business combination and the fair value of the biofuels reporting unit was the price paid to acquire the reporting unit. Under this analysis, the excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. The step two analysis resulted in no implied fair value of goodwill. As a result, the Company recognized a non-cash charge of $106.1 million in the third quarter of 2008, representing full impairment of the carrying value of goodwill.

4. Balance Sheet Details

Short Term Investments

The Company did not have any short-term investments as of December 31, 2008.

Short-term investments consisted of the following as of December 31, 2007 (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
December 31, 2007
Corporate debt securities	$9,191	$48	$(5)	$9,234

Accounts Receivable

Accounts receivable consist of the following (in thousands):

	December 31,
	2008	2007
Trade, net of allowance for doubtful accounts (including $0 and $113 from a related party at December 31, 2008 and 2007)	$6,969	$7,499
Grants	590	495
Collaborators (including $0 and $2,105 from a related party at December 31, 2008 and 2007)	492	3,124

	$8,051	$11,118

Inventories

Inventories are recorded at standard cost on a first-in, first-out (FIFO) basis. Inventories consist of the following (in thousands) as of:

	December 31,
	2008	2007
Inventories:
Raw materials	$607	$621
Work in process	241	115
Finished goods	1,824	5,518

	2,672	6,254
Reserve	(240)	(350)

	$2,432	$5,904

The Company reviews inventory periodically and reduces the carrying value of items considered to be slow moving or obsolete to their estimated net realizable value. The Company considers several factors in estimating the net realizable value, including shelf life of raw materials, demand for its enzyme products and historical write-offs. The Company recorded a reduction of $190,000 in the reserve during the third quarter of 2008 due to the disposal of previously reserved inventory.

Property and equipment

Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (generally three to ten years) using the straight-line method.

Property, plant and equipment consists of the following (in thousands):

	December 31,
	2008	2007
Laboratory equipment	$50,477	$49,748
Computer equipment	12,838	12,177
Furniture and fixtures	6,325	5,548
Leasehold improvements	9,194	10,331
Land	1,560	1,580
Pilot facility	19,207	17,726
Assets to be placed in service, demonstration facility	91,100	46,244

	190,701	143,354
Accumulated depreciation, amortization, and reserves:	(73,430)	(66,691)

	$117,271	$76,663

Included in the costs of its demonstration facility as of December 31, 2008 and December 31, 2007 is $6.9 million and $0.7 million in capitalized interest, which was determined by applying the Company’s effective interest rate to the average amount of accumulated expenditures for its demonstration facility.

Depreciation of property, plant and equipment is provided on the straight-line method over estimated useful lives as follows:

Laboratory equipment	3-5 years
Computer equipment	3 years
Furniture and fixtures	5 years
Machinery and equipment	3-5 years
Office equipment	3 years
Software	3 years
Pilot facility	10 years

Leasehold improvements are depreciated using the shorter of the estimated useful life or remaining lease term.

Depreciation related to the pilot facility and demonstration facility assets begins in the period that such assets are placed in service. The pilot facility was placed in service in January 2007, and is being depreciated over a 10-year life. Subsequent modifications to the pilot facility which do not extend its useful life but meet the criteria for capitalization, are considered immediately placed in service when incurred, and depreciated over the remainder of the pilot facility’s useful life. The demonstration facility was placed in service during the first quarter of 2009, and the Company is in the process of determining the appropriate useful lives for the plant and its components.

Accrued Liabilities

Accrued expenses consists of the following (in thousands):

	December 31,
	2008	2007
Professional services and outside services	$2,608	$2,674
Royalties	1,233	262
Other	3,940	2,280

	$7,781	$5,216

Accrued compensation consists of the following (in thousands):

	December 31,
	2008	2007
Vacation	$1,575	$1,173
Other employee costs	1,302	1,455
Bonuses	3,173	5,450

	$6,050	$8,078

5. Significant Agreements

The Company has a number of strategic alliances and relationships, the more significant of which include the following:

Strategic Partnership with BP Biofuels North America LLC

Effective August 1, 2008, the Company entered into a Joint Development and License Agreement (“JDA”) with BP focused on the development and commercialization of cellulosic ethanol technologies. As part of the transaction, Galaxy Biofuels LLC (“Galaxy”), a special purpose entity, equally owned by the Company and BP. Pursuant to the JDA, the Company granted to Galaxy a worldwide, royalty-free license and sublicense to Verenium’s existing background technology related to the production of cellulosic ethanol, which will continue to be owned by Verenium. Galaxy owns new intellectual property relating to cellulosic ethanol production developed through the joint development program under the JDA and is responsible for administering the licensing of the technology package resulting from the joint development program. Future profits and losses related to the licensing of these technologies will be shared equally by the Company and BP. The Company accounts for its investment in Galaxy pursuant to FIN 46R, and has determined that Galaxy is subject to consolidation by Verenium.

The financial terms of the JDA include a transaction fee of $45 million payable to the Company by BP on behalf of Galaxy, in exchange for broad access to the Company’s cellulosic ethanol technology platform, production facilities, and employee scientific knowledge and expertise was paid. The transaction fee is payable in three installments: $24.5 million was paid within ten days of the closing; $6.5 million on January 2, 2009; and $14.0 million on July 1, 2009.

The Company and BP will conduct the joint development efforts within the cellulosic ethanol field under the JDA, the initial term of which is 18 months. Pursuant to the JDA, BP will pay the Company $45 million in non refundable joint development fees to co-fund the Company’s various scientific and technical initiatives within the field. The joint development fees represent approximately 50% of the estimated costs of these initiatives through January 2010, and are payable as follows: $15 million was paid on January 2, 2009, plus $2.5 million per month from February 2009 through and including January 2010.

The Company is responsible for performance of substantially all of the activities under the joint development program. If the Company is not successful in achieving the objectives of the joint development program, BP may terminate the joint development program, and the Company would no longer be entitled to receive any payments from BP for performance of the joint development program.

The transaction fees and joint development fees are accounted for as follows:

•	The license to technology granted by Verenium and ongoing joint development performed by Verenium are considered capital contributions to Galaxy;

•	Transaction fees and joint development fees paid by BP are considered capital contributions to Galaxy, which are subsequently distributed to Verenium as a reduction to Verenium’s capital account;

•	Ongoing joint development is considered a monthly expense of Galaxy.

As a result, the consolidated financial statements include a line item called “Noncontrolling Interest in Galaxy Biofuels LLC.” On the consolidated balance sheet, this line reflects BP’s ownership of Galaxy’s equity. This line item will be reduced by BP’s 50% share of Galaxy’s profits and losses, and increased by cash distributions made by BP to Verenium on behalf of Galaxy. BP’s share of Galaxy’s losses is reflected in the consolidated statement of operations as “Loss attributed to noncontrolling interest in Galaxy Biofuels LLC.” Galaxy has incurred approximately $25 million in losses through December 31, 2008, 50% of which have been allocated to BP. The Company anticipates Galaxy will continue to incur losses related to ongoing joint development through at least the initial 18 months of the strategic partnership.

As more fully described in Note 15, on February 18, 2009, the Company announced the second phase of its strategic partnership with BP through the formation of a joint venture to develop and commercialize the production of cellulosic ethanol from non-food feedstocks.

Research and Development Collaborations

Syngenta

The following summarizes the Company’s relationship with Syngenta AG, and its affiliates (collectively, “Syngenta”), a related party (see Note 7, “Related Party Transactions”):

In 1999, the Company entered into a strategic alliance with Syngenta. In conjunction with the transaction, Syngenta Biotechnology purchased 5,555,556 shares of Series E convertible preferred stock (which converted to common shares upon completion of the Company’s initial public offering), paid a technology access fee, and provided project research funding to the Company, for aggregate total proceeds of $12.5 million.

Also in 1999, the Company formed a five-year strategic alliance with Syngenta. Through a contract joint venture, named Zymetrics, Inc., the Company and Syngenta jointly pursued opportunities in the field of animal feed and agricultural product processing. Under the agreement, Syngenta received exclusive, worldwide rights in the field of animal feed and project exclusive, worldwide rights in the field of agricultural product processing. Syngenta agreed to pay $20.0 million for the rights granted under the original agreement, which expired in 2004. In May 2004, the Company entered into an agreement with Syngenta that continued the development and commercialization of novel animal feed enzymes beyond the five-year initial term of the 1999 Zymetrics joint venture agreement.

During 2003, the Company completed a series of transactions with Syngenta and its wholly-owned subsidiary, the Torrey Mesa Research Institute (“TMRI”). Under the transactions, the companies formed an extensive research collaboration whereby the Company was entitled to receive a minimum of $118.0 million in research and development funding over the initial seven-year term of the related research collaboration agreement. The Company also purchased certain property and equipment from TMRI and assumed certain miscellaneous liabilities under equipment maintenance contracts.

Upon the closing of the transactions with TMRI, the Company issued to Syngenta and TMRI a total of 6,034,983 shares of common stock and a warrant to purchase 1,293,211 shares of common stock at $22.00 per share that is exercisable for ten years starting in 2008. Since that time, the conversion price of the warrant has adjusted to $18.16 per share, in accordance with antidilution provisions in the warrant agreement. The total value of the acquisition was approximately $74.0 million, of which $54.9 million was allocated to certain intangible assets. In December 2005, in connection with its strategic reorganization, the Company recorded an impairment charge related to the full write-down of the carrying values of assets and technologies acquired as part of the acquisition.

In January 2007, the Company announced a new 10-year research and development partnership with Syngenta. The new agreement, which replaced the seven-year agreement with Syngenta that started in early 2003, is focused on the discovery and development of a range of novel enzymes to economically convert pre-treated cellulosic biomass to mixed sugars, which is a critical step in the process of biofuel production.

As a result of the restructuring of the Syngenta agreement, minimum guaranteed collaborative revenue was reduced by approximately $19.0 million, with $12.0 million of this reduction occurring in 2007. Additionally, under the terms of the 10-year agreement, the two-year guaranteed funding period totaling $8 million per year expired on December 31, 2008. The Company does not anticipate continuing to receive significant funding from Syngenta under this agreement.

Total collaborative revenue recognized under the Syngenta agreements was $8.7 million, $9.3 million, and $21.7 million for the years ended December 31, 2008, 2007, and 2006. Total Quantum phytase (the first product the Company commercialized with Syngenta) product revenue was $0.7 million, $3.4 million, and $1.0 million for the year ended December 31, 2008, 2007 and 2006.

In February 2008, AB Enzymes and AB Vista (collectively, “AB”), both subsidiaries of Associated British Foods plc, announced the acquisition of Syngenta’s Quantum Phytase feed enzyme business. Prior to this transaction, the Company supplied Quantum Phytase to Syngenta pursuant to a manufacturing and supply agreement. The Company was unable to reach a manufacturing and supply agreement with AB on commercially agreeable terms and discontinued the manufacturing of Quantum in the second quarter of fiscal 2008.

Bunge Oils, Inc.

In February 2006, the Company entered into an agreement with Bunge Oils, Inc. (“Bunge”), a part of Bunge North America, to discover and develop novel enzymes optimized for the production of edible oil products with enhanced nutritional or health benefits. Under the terms of the agreement, the Company is responsible for discovering, optimizing, and manufacturing enzymes, and Bunge is responsible for commercializing oils using new enzyme-enabled processes. Under the terms of the agreement, the Company received an upfront technology access fee, is receiving research funding for its enzyme discovery and development activities under the project, and is also eligible to receive milestone payments for successful enzyme development activities as well as royalties on any products that are commercialized.

In November 2007, the Company entered into an agreement with Bunge to promote the commercialization of Purifine and the product development and commercialization of next-generation enzyme products for seed oil processing. Pursuant to the agreement, Bunge will supply process scale-up expertise for the development of the Purifine degumming process at plant scale. In addition, Bunge will contribute to the funding of R&D projects to develop next generation enzyme products for seed oil processing. Bunge and the Company will also share profits on sales of Purifine enzyme.

Collaborative revenue recognized under the Bunge agreements was $2.1 million, $3.6 million and $2.2 million for the years ended December 31, 2008, 2007 and 2006. Total Purifine product revenue was $0.9 million, $0.2 million, and $0 million for the years ended December 31, 2008, 2007 and 2006.

Cargill Health and Food Technologies

In 2005, the Company signed a collaboration agreement with Cargill Health and Food Technologies to discover and develop novel enzymes for the cost-effective production of a proprietary Cargill product involving multiple enzyme steps. In 2006, this collaboration agreement was expanded to include additional enzymes beyond the initial targeted set. In 2007, this agreement was further extended through May 2008. Under the terms of the agreement, the Company received upfront payments and research funding, and is entitled to receive milestone payments, license fees, and royalties on products that may be developed under the agreement. In May 2008, Cargill exercised an early option to license one of the enzymes under the agreement.

Revenue recognized under the Cargill collaboration was $0.8 million, $0.9 million and $1.4 million for the years ended December 31, 2008, 2007 and 2006.

BASF

In December 2005, the Company entered into a master collaboration agreement with BASF under which the Company is responsible for the discovery and optimization of new enzymes, and BASF is responsible for process and product development and commercialization. Under the agreement, the Company has received technology access fees and research support payments, and is entitled to receive milestone payments and royalties based on sales of products resulting from the collaboration. During the fourth quarter 2008, the Company received a milestone from BASF under the agreement. Revenue recognized under the BASF agreement was $1.6 million $2.6 million and $2.3 million for the years ended December 31, 2008, 2007 and 2006.

Government Grants and Contracts

The Company has received grants and contracts from a number of government agencies, including the U.S. Department of Defense, the U.S. Department of Energy, and the National Institutes of Health. Revenue related to government grants and contracts was $6.9 million, $2.7 million, and $3.3 million for the years ended December 31, 2008, 2007, and 2006. As of December 31, 2008, the Company had approximately $19.1 million in funding committed from various government agencies through 2012.

On February 26, 2008, the Department of Energy (“DOE”) announced the recipients of an $8.5 million federal grant to further develop commercially viable renewable fuels. The Company was announced as one of four recipients of the grant. The Company’s grant relates to the commercialization of customized cellulase solutions for biomass saccharification. This project will leverage the Company’s advanced enzyme development capabilities to commercialize a cellulase enzyme system to produce a more cost-effective enzyme solution for biomass saccharification processes that will also tolerate conditions that enable more efficient process economics in producing ethanol from cellulosics. During 2008, the Company recognized $3.0 million in revenue relating to this grant.

On March 27, 2007, the Company was selected as one of five recipients of a DOE project focused on developing highly efficient fermentative organisms to convert biomass material to ethanol. With the $5.4 million grant, the Company continues to advance the ethanologen platform licensed from the University of Florida. Further development of the fermentation organisms is focused on optimizing the ability to ferment sugars produced from a wide variety of feedstocks and to increase robustness in a commercial-scale fermentation process, while simultaneously reducing costs and increasing product yields. During 2008, the Company recognized $1.4 million in revenue relating to this grant. As work did not start on this grant until 2008, the Company did not recognize any revenue during 2007.

Manufacturing, Supply and Distribution Agreements

Danisco Animal Nutrition

In May 1996, the Company entered into a collaboration agreement with Danisco Animal Nutrition (formerly Finnfeeds International Ltd) to jointly identify and develop a novel phytase enzyme that, when used as an additive in animal feed applications, allows higher utilization of phytic acid phosphates from the feed, thereby increasing its nutritional value. The addition of phytase to animal feed reduces the need for inorganic phosphorus supplementation and lowers the level of harmful phosphates that are introduced in the environment through animal waste, resulting in inorganic phosphate cost savings and a significant reduction in environmental pollution. Following the completion of the initial objectives of the agreement with Danisco, in December 1998 the

Company entered into a license agreement with Danisco to commercialize an enzyme developed under the collaboration agreement. Under the terms of the license agreement, the Company granted Danisco an exclusive license to manufacture, use, and sell the developed enzyme. In consideration for the license, the Company is paid a profit share equal to 50% of the cumulative profits generated by Danisco on such sales. The Company also has a manufacturing agreement with Danisco to supply commercial quantities of Phyzyme XP at the Company’s cost to manufacture such quantities. In March 2003, the FDA approved Phyzyme XP Animal Feed Enzyme, which the Company developed in collaboration with Danisco. In September 2006, the EU Commission granted permanent authorization for the use of Phyzyme XP in broiler poultry feed in Europe. Additionally, the Company entered into a manufacturing agreement with Danisco to supply commercial quantities of Phyzyme XP at the Company’s cost to manufacture such quantities.

During 2008, due to capacity constraints at Fermic, the Company was not able to supply adequate quantities of Phyzyme necessary to meet increased demand from Danisco. As a result, the Company contracted with Genencor, a subsidiary of Danisco, to serve as a second-source manufacturer for Phyzyme. Pursuant to EITF 99-19, revenue from Phyzyme that is supplied to the Company by Genencor is recognized in an amount equal to the net profit share received from Danisco, as compared to the full value of the manufacturing costs plus profit share the Company recognizes for Phyzyme it manufactures at Fermic. This is due to the fact that Genencor bears inventory risk before the product is ordered by Danisco. While this revenue recognition treatment should have little or no negative impact on the gross margin recognized for every sale of Phyzyme, it would have a negative impact on the gross product revenue recognized for Phyzyme as the volume of Phyzyme manufactured by Genencor increases.

Revenue recognized from transactions with Danisco, including contract manufacturing performed on behalf of Danisco, was $37.0 million, $16.2 million, and $8.9 million for the years ended December 31, 2008, 2007, and 2006.

Bayer Animal Health

In December 2003, the Company formed a collaboration with Bayer Animal Health to develop and market products to prevent infectious diseases in fish.

The Company’s single source of revenue from Bayovac® SRS, the product resulting from the collaboration, has been through a licensing and collaboration agreement with Microtek International Inc, who has been distributing this product to Bayer Animal Health, since its commercial launch in 2004. In late 2007, because of new entrants into the vaccine market and resulting pressure on pricing and margins, the Company made the strategic decision to exit the animal health vaccine market to focus on product commercialization efforts in areas that are more strategic to its current focus, namely biofuels. In connection with this decision, the Company terminated its Licensing and Collaboration Agreement with Microtek, and discontinued sales of Bayovac® SRS in early 2008.

Revenue recognized from Bayovac® SRS was $1.0 million, $1.5 million, and $3.8 million for the years ended December 31, 2008, 2007, and 2006.

6. Bank and Commercial Debt

The Company has entered into various equipment financing line of credit agreements with lenders to finance equipment purchases. Under the terms of the credit agreements, equipment purchases are structured as notes and are to be repaid over periods ranging from 36 to 48 months at interest rates ranging from 6.99% to 10.43%. The notes are secured by the related equipment.

On September 30, 2005, the Company entered into a $14.6 million Loan and Security Agreement (the “Bank Agreement”) with a commercial bank (the “Bank”). The Bank Agreement provides for a one-year credit facility for up to $10.0 million in financing for qualified equipment purchases in the United States and Mexico (the “Equipment Advances”) and a $4.6 million letter of credit sub-facility (the “Letter of Credit Sublimit”). The Bank Agreement was amended in October 2006 to increase the Letter of Credit Sublimit to $4.7 million. Borrowings under the Equipment Advances are structured as promissory notes which are secured by qualified equipment purchases and repaid over 36 to 48 months, depending on the location of the equipment financed. Borrowings will bear interest at the Bank’s prime rate (3.25% at December 31, 2008) plus 0.75%. On September 30, 2006, the Company’s draw-down period under the Equipment Advances expired.

The Bank Agreement contains standard affirmative and negative covenants and restrictions on actions by the Company including, but not limited to, activity related to the Company’s common stock repurchases, liens, investments, indebtedness, and fundamental changes in, or dispositions of, the Company’s assets. Certain of these actions may be taken by the Company with the consent of the Bank. In addition, the Company is required to meet certain financial covenants, primarily a minimum balance of unrestricted cash, cash equivalents, and investments in marketable securities.

On February 22, 2008, the Company executed an amendment to the Bank Agreement. Pursuant to the amendment, in exchange for the Bank’s consent to the private placement of the 2008 Notes and the related warrants, the Company agreed to expand the scope of the security interest under the Bank Agreement to include substantially all of its assets excluding intellectual property. In return, the Bank modified the minimum cash covenant to reduce the required minimum liquidity from $25 million to an amount equal to 150% of the total amount of the Company’s obligations to the Bank under the Bank Agreement.

The Bank Agreement also provides for an event of default upon the occurrence of a material adverse effect on i) the business operations, condition (financial or otherwise) or prospects of the Company, ii) the ability of the Company to repay its obligations due to the Bank or otherwise perform its obligations under the Bank Agreement, or iii) the Company’s interest in, or the value of, perfection or priority of the Bank’s security interest in the collateral. In the event of non compliance or a material adverse effect, the Company would be required to cash-secure its existing obligations under the Bank Agreement. At December 31, 2008, there was approximately $0.9 million in outstanding borrowings under the Equipment Advances and a letter of credit for approximately $10 million under the Letter of Credit Sublimit which is secured by cash, as required under the Company’s facilities leases (See Note 8—Commitments and Contingencies).

As of December 31, 2008 the Company was in compliance with all debt covenants under its various financing agreements.

At December 31, 2008, the Company’s future minimum payments under its equipment loans payable are as follows (in thousands):

Year ending December 31:
2009	$1,116
2010	113

Total future minimum payments	1,229
Less amounts representing interest	(57)

Total future minimum principal payments	1,172
Less current portion of debt obligations	(1,068)

Non-current portion of debt obligations	$104

7. Related Party Transactions

Syngenta AG

The Company has had a research collaboration with Syngenta, a greater-than 10% owner of the Company’s outstanding common stock, since 1999. (See Note 5, “Significant Agreements”).

The Company recognized revenue from Syngenta and its affiliates of $9.4 million, $12.7 million, and $22.7 million for the years ended December 31, 2008, 2007, and 2006. Accounts receivable due from Syngenta were $0 and $2.2 million, and deferred revenue associated with Syngenta was $1.4 million and $4.1 million, at December 31, 2008 and 2007.

8. Commitments and Contingencies

Leases

At December 31, 2008, the Company’s minimum commitments under non-cancelable operating leases were as follows (in thousands):

	Gross Rental Payments	Sublease Income	Net Rental Payments
Year ending December 31:
2009	$6,506	$(956)	$5,550
2010	6,127	(987)	5,140
2011	6,399	(1,023)	5,376
2012	6,537	(1,060)	5,477
2013	6,762	(1,097)	5,665
Thereafter	15,313	(1,324)	13,989

Total minimum lease payments	$47,644	$(6,447)	$41,197

The Company’s executive offices are currently located in a 21,000 square foot building in Cambridge, Massachusetts leased through December 2013. The Company’s research and development facilities are currently located in adjacent 75,000 and 61,000 square foot buildings in San Diego, California. The facilities are leased through November 2015 and March 2017, respectively. In October 2007 the Company entered into a sublease agreement with a subtenant to occupy approximately 52,000 square feet of its 61,000 square-foot facility commencing March 1, 2008. The sublease agreement expires in February 2015.

As part of the Company’s planned commercial facility in Highlands County, Florida, an agreement was entered into which includes a facility site option and a farm lease. The farm lease agreement was entered into on June 6, 2008 for a thirteen month term for 16,200 net plantable acres. The site option agreement for 142.2 acres of land was entered into on November 1, 2007 for a five year term, with an option to extend for 20 years.

The Company further owns an option to purchase a parcel of land on the Gulf Coast of the United States. The option for 626 acres was extended through March 31, 2009 for exercise of the land option, with an option to extend further through June 30, 2009.

The facility site option, farm lease, and land option agreements and the associated rights were contributed to the joint venture that is the operating entity for the second phase of the Company’s joint venture with BP.

For the years ended December 31, 2008, 2007, and 2006, rent and administrative service expense under operating leases was approximately $4.7 million, $4.5 million, and $3.9 million, net of rental income and restructuring charges. As more fully described in Note 9, “Impairment Charges and Restructuring Activities,” the Company recorded a restructuring charge and related restructuring liability based on space vacated in its 61,000 square foot facility during 2006. During 2008, approximately 85% of the idle building was rented to a subtenant. Accordingly, the rent payments from the sublease of approximately $6.4 million related to the subleased space are not accounted for as rental income, but rather recorded against the restructuring reserve to offset the Company’s rent payments with the landlord.

Letter of Credit

Pursuant to its facilities leases for office and laboratory space in San Diego, the Company is required to maintain a letter of credit on behalf of its landlord in lieu of a cash deposit. The total amount required under the letter of credit is based on minimum required working capital and market capitalization, as follows

Working Capital		Market Capitalization	Required Letter of Credit
Greater than $75 million		N/A	$100,000
$50 million to $75 million	or	$350 million	$100,000 plus 12 months’ rent
Less than $50 million	and	Less than $350 million	$100,000 plus 24 months’ rent

As of December 31, 2008, the Company had a letter of credit in place pursuant to this agreement for approximately $10 million, representing the $100,000 minimum and approximately 24 months’ current rent. The letter of credit is issued under the Company’s existing Bank Agreement previously described in Note 6. The Company is required by the Bank to secure this obligation with cash, which is reflected as restricted cash on the Company’s consolidated balance sheet as of December 31, 2008. Any increases to the letter of credit resulting from increases in rent or changes in working capital or market capitalization are effective upon notice to the Company by the landlord.

On January 22, 2009, the Company executed an amendment to its letter of credit to increase the letter of credit to $10.4 million from $10 million to reflect an increase in the Company’s two years of rent payments.

Manufacturing Commitments

During 2002, the Company entered into a manufacturing agreement with Fermic, S.A. de C.V. (“Fermic”), a fermentation and synthesis plant located in Mexico City, to provide the Company with the capacity to produce commercial quantities of certain enzyme products. Based on actual and projected increased product requirements, the agreement was amended in 2004 to provide for additional capacity to be installed over the succeeding four-year period. Under the terms of the agreement, the Company can cancel the committed purchases with thirty months’ notice provided that the term of the agreement, including the termination notice period, aggregates four years. Pursuant to the agreement with Fermic, the Company is also obligated to reimburse monthly costs related to manufacturing activities. These costs scale up as the projected manufacturing volume increases. As of December 31, 2008, the Company had minimum commitments to Fermic under this agreement of approximately $41.3 million over the next three years. In addition, under the terms of the agreement, the Company is required to purchase certain equipment required for fermentation and downstream processing of the products. Through December 31, 2008, the Company had incurred costs of approximately $19.1 million for equipment related to this agreement. During 2009, the Company anticipates spending as much as $1.4 million in additional equipment costs related to the manufacturing agreement. As the Company continues to develop its commercial manufacturing platforms, it will be required to purchase additional capital equipment under this agreement.

The Company relies on Fermic as its sole-source manufacturer for large volumes of commercial enzymes.

Litigation

Class Action Shareholder Lawsuit

In June 2004, the Company executed a formal settlement agreement with the plaintiffs in a class action lawsuit filed in December 2002 in a U.S. federal district court (the “Court”). This lawsuit is part of a series of related lawsuits in which similar complaints were filed by plaintiffs against hundreds of other public companies that conducted an Initial Public Offering (“IPO”) of their common stock in 2000 and the late 1990s (the “IPO Cases”). On February 15, 2005, the Court issued a decision certifying a class action for settlement purposes and granting preliminary approval of the settlement subject to modification of certain bar orders contemplated by the settlement. On August 31, 2005, the Court reaffirmed class certification and preliminary approval of the modified settlement in a comprehensive Order. On February 24, 2006, the Court dismissed litigation filed against certain underwriters in connection with the claims to be assigned to the Plaintiffs under the settlement. On April 24, 2006, the Court held a Final Fairness Hearing to determine whether to grant final approval of the settlement. On December 5, 2006, the Second Circuit Court of Appeals vacated the lower Court’s earlier decision certifying as class actions the six IPO Cases designated as “focus cases.” The Company is not one of the six focus cases. Thereafter, the District Court ordered a stay of all proceedings in all of the IPO Cases pending the outcome of plaintiffs’ petition to the Second Circuit for rehearing en banc and resolution of the class certification issue. On April 6, 2007, the Second Circuit denied plaintiffs’ rehearing petition, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. Accordingly, the settlement as originally negotiated will not be finally approved. On or about August 14, 2007, Plaintiffs filed amended complaints in the six focus cases, and thereafter moved for certification of the classes and appointment of lead plaintiffs and lead counsel in those cases. In September 2007, the Company’s named officers and directors again extended the tolling agreement with plaintiffs. The six focus case issuers filed motions to dismiss the claims against them in November 2007 and an opposition to plaintiffs’ motion for class certification in December 2007. The Court denied the motions to dismiss on March 16, 2008. On October 2, 2008, the plaintiffs withdrew their class certification motion. A deadline for the focus core defendants to answer the complaints has not yet been set.

The Company is covered by a claims-made liability insurance policy which it believes will satisfy any potential liability of the Company under this settlement. Due to the inherent uncertainties of litigation and assignment of claims against the underwriters, and because the settlement has not yet been finally approved by the Court, the ultimate outcome of this matter cannot be predicted. In accordance with SFAS No. 5, “Accounting for Contingencies” the Company believes any contingent liability related to this claim is not probable or estimable and therefore no amounts have been accrued in regards to this matter.

Valley Research, inc.

During 2008, the Company settled its previously disclosed litigation with Valley Research, inc. (“VRi”). On May 5, 2008, the Company entered into a confidential settlement agreement with VRi pursuant to which the parties dismissed all claims against one another with prejudice. The parties settled the litigation without admission of liability and without any acknowledgment or admission that the respective positions of the parties were correct. During the year ended December 31, 2008, the Company incurred a charge of $125,000 related to this litigation, representing the difference between the settlement amount and what had been previously reserved in connection with the matter.

In addition to the matter noted above, from time to time, the Company is subject to legal proceedings, asserted claims and investigations in the ordinary course of business, including commercial claims, employment and other matters, which management considers to be immaterial, individually and in the aggregate. In accordance with generally accepted accounting principles, the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Litigation is inherently unpredictable. However, the Company believes that it has valid defenses with respect to the legal matters pending against the Company. It is possible, nevertheless, that the Company’s consolidated financial position, cash flows or results of operations could be negatively affected by an unfavorable resolution of one or more of such proceedings, claims or investigations.

9. Impairment Charges and Restructuring Activities

In connection with the January 2006 decision to reorganize and refocus the Company’s resources, management commenced several cost containment measures, including a reduction in workforce of 83 employees and the consolidation of its facilities. Pursuant to SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” the Company recorded net charges of $12.0 million in 2006 related to these activities.

During the first quarter of 2006, the Company completed the employee termination activities under this restructuring and no further payments or expenses related to employee separation are anticipated under this program. The facility consolidation costs were based on estimates, representing the discounted cash flow of lease payments (net of anticipated sublease income) on the vacated space through its contractual lease term in 2016.

During the fourth quarter of 2007 and 2008, the Company recorded $1.5 million and $0.5 million of additional charges, reflecting revisions in its estimate for the remaining net facilities consolidation costs upon executing a sublease agreement with a subtenant.

Pursuant to SFAS No. 146 the Company is required to re-assess these estimates on a periodic basis. Accordingly, the Company may revise these estimates in future periods, which could give rise to additional charges or adjustments.

The following table sets forth the activity in the restructuring reserves for the years ended December 31 2008 and 2007 (in thousands):

Balance at January 1, 2006	$—
Accrued and expensed	11,023
Charged against accrual	(4,230)
Adjustments and revisions	1,003

Balance at December 31, 2006	7,796
Charged against accrual	(2,263)
Adjustments and revisions	1,481

Balance at December 31, 2007	7,014
Charged against the accrual	(1,471)
Adjustments and revisions	549

Balance at December 31, 2008	$6,092

10. Segment Information and Concentration of Business Risk

Segment Information

Following the merger with Celunol on June 20, 2007, the Company consisted of two segments, as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” identified as biofuels and specialty enzymes. The biofuels segment is focused on developing unique technical and operational capabilities designed to enable the production and commercialization of biofuels, in particular ethanol from cellulosic biomass. The specialty enzymes segment develops high performance enzymes for use within the alternative fuels, specialty industrial processes, and animal nutrition and health markets to enable higher throughput, lower costs, and improved environmental outcomes.

Management assesses performance and allocates resources based on discrete financial information for the biofuels and specialty enzymes business segments. For the biofuels segment, performance is assessed based on total operating expenses and capital expenditures. For the specialty enzymes segment, performance is assessed based on total revenues, product revenues, product gross profit and total operating expenses and capital expenditures. For the year ended December 31, 2008, the specialty enzyme segment comprised 100% of product revenue, and cost of product revenue. Operating expenses for each segment include direct and allocated research and development and selling, general and administrative expenses. In management’s evaluation of performance, certain corporate operating expenses are excluded from the business segments such as: non-cash share-based compensation, restructuring charges, severance, depreciation and amortization, write-off of goodwill and acquired in-process research and development, and other corporate expenses, which are not allocated to either business segment. In addition, management evaluates segment performance based upon capital expenditures and other assets that are specifically identified to the business segment and excludes certain corporate assets like goodwill and other assets that can be attributed to, or utilized by, both business segments. Expenses and assets shared by the segments require the use of judgments and estimates in determining the allocation of expenses to the two segments. Different assumptions or allocation methods could result in materially different results by segment. Further, expenses allocated to each of the two segments may not be indicative of the expenses of each operating segment if such segments operated on a stand-alone basis.

The results of operations for the year ended December 31, 2008 include twelve months of combined operations resulting from the merger with Celunol on June 20, 2007. Since the merger closed near the end of the second quarter of 2007, results of operations for the year ended December 31, 2007 include the historical results of Diversa Corporation and the operating results of Celunol for the period June 21, 2007 through December 31, 2007, and are not reflective of the combined operations.

Selected operating results for each of our business segments is set forth below for the years ended December 31, 2008 and 2007 (in thousands):

	2008				2007
	Biofuels	Specialty Enzymes	Corporate	Total	Biofuels	Specialty Enzymes	Corporate	Total
Product revenue	$—	$49,083	$—	$49,083	$—	$25,975	$—	$25,975
Collaborative and grant revenue	1,635	18,941	—	20,576	—	20,298	—	20,298

Total revenues	1,635	68,024	—	69,659	—	46,273	—	46,273

Product gross profit	—	13,930	—	13,930	—	6,160	—	6,160

Operating expenses* (excluding cost of goods sold)	54,865	32,196	127,333	214,394	20,499	53,480	58,214	132,193

Operating income (loss)	$(53,230)	$675	$(127,333)	$(179,888)	$(20,499)	$(27,022)	$(58,214)	$(105,735)

Capital expenditures	$43,319	$3,121	$194	$46,634	$26,991	$2,636	$4,603	$34,230

*	Corporate operating expenses include $106.1 million in a non-cash goodwill impairment charge in 2008 and $42.4 million non-cash acquired in-process research and development charge in 2007.

Identifiable assets by operating segment are set forth below (in thousands):

	As of December 31, 2008
	Biofuels	Specialty Enzymes	Corporate	Total
Property, plant and equipment, net	$109,030	$3,502	$4,739	$117,271
Cash and other assets	702	21,142	14,508	36,352

Total identifiable assets	$109,732	$24,644	$19,247	$153,623

	As of December 31, 2007
	Biofuels	Specialty Enzymes	Corporate	Total
Goodwill	$—	$—	$106,134	$106,134
Property, plant and equipment net	66,380	6,655	3,628	76,663
Cash, short-term investments and other assets	1,219	16,971	63,792	81,982

Total identifiable assets	$67,599	$23,626	$173,554	$264,779

Concentrations of Business Risk

During the years ended December 31, 2008, 2007, and 2006, the Company had collaborative research agreements that accounted for 20%, 38%, and 61% of total revenue. The Company derived, directly or indirectly, approximately 10%, 7%, and 10%, of its revenue from agencies of the United States government in 2008, 2007, and 2006.

A relatively small number of customers and collaboration partners historically have accounted for a significant percentage of the Company’s revenue. Revenue from significant customers and / or collaboration partners as a percentage of total revenue was as follows:

	2008	2007	2006
Syngenta	13%	27%	46%
Danisco Animal Nutrition	53%	35%	18%

Accounts receivable from the Company’s largest two customers comprised approximately 68% and 57% of accounts receivable at December 31, 2008 and 2007. Accounts receivable derived directly or indirectly from agencies of the U.S. government comprised 7% and 4% of total accounts receivable at December 31, 2008 and 2007.

Revenue by geographic area was as follows (in thousands):

	For the years ended December 31,
	2008	2007	2006
North America	$22,507	$15,284	$13,593
South America	13,826	1,458	3,806
Europe	32,024	29,214	31,783
Asia	1,302	225	16
Middle East	—	92	—

	$69,659	$46,273	$49,198

For the years ended December 31, 2008, 2007 and 2006, 81%, 84% and 87% of the Company’s product revenue has come from one focus area, animal nutrition and health.

11. Stockholders’ Equity

Shareholder Rights Plan

On December 13, 2000, the Board of Directors of the Company approved the adoption of a shareholder rights plan (the “Rights Plan”). Under the Rights Plan, the Board of Directors declared a dividend of one right to purchase one one-hundredth of a share of Series A junior participating preferred stock (a “Right”) for each share of Company common stock outstanding as of December 22, 2000. The exercise price of each Right is $125.00.

Initially, the Rights trade with the Company’s common stock and are not separately transferable. However, subject to certain exceptions, the Rights will become exercisable (i) at such time that a person (or group of affiliated persons) acquires beneficial ownership of 15% or more of the Company’s outstanding common stock (an “Acquiring Person”) or (ii) on the tenth business day after a person or entity commences, or expresses an intention to commence, a tender or exchange offer that would result in such person acquiring 15% or more of the outstanding Company common stock. In December 2002, in connection with the Company’s entering into a series of agreements with Syngenta and Torrey Mesa Research Institute, the Company amended the Rights Plan to provide that, with respect to Syngenta and its affiliates and associates, the threshold will be 22% rather than 15% for the aggregate beneficial ownership of the Company’s common stock that their holdings may not exceed without the Rights becoming exercisable.

In the event a person becomes an Acquiring Person, each Right held by all persons other than the Acquiring Person will become the right to acquire one share of Company common stock at a price equal to 50% of the then-current market value of the Company’s common stock. Furthermore, in the event an Acquiring Person effects a merger of the Company, each Right will entitle the holder thereof to purchase one share of common stock of the Acquiring Person or the Acquiring Person’s ultimate parent at a price equal to 50% of the then-current market value of the Acquiring Person’s or the Acquiring Person’s ultimate parent’s common stock.

The Board of Directors can redeem the Rights at any time prior to a person becoming an Acquiring Person at a redemption price of $0.01 per Right. In addition, the Board of Directors may, after any time a person becomes an Acquiring Person, exchange each Right for one share of common stock of the Company. The Rights will expire on December 12, 2010 if not redeemed prior to such date.

12. Equity Incentive Plans and Warrants

Equity Incentive Plans

Celunol Equity Incentive Plan

As a part of the merger on June 20, 2007, each outstanding and unexercised option to purchase shares of Celunol common stock, whether vested or unvested, was assumed by Verenium and became an option to acquire shares of Verenium common stock, under the same terms and conditions that existed in the Celunol plan prior to the merger. Options granted under this plan generally vest over a four year period and expire 10 years from the date of the grant. The number of shares of Celunol common stock that was subject to each option prior to the effective time was converted into Verenium common stock based on the exchange ratio determined pursuant to the merger agreement. The Company’s stockholders approved the Celunol Equity Incentive Plan on June 20, 2007. A total of 507,000 shares of Verenium common stock are reserved for issuance under the Celunol Equity Incentive Plan.

2007 Equity Incentive Plan

In March 2007, the Board of Directors adopted the 2007 Equity Incentive Plan (the “2007 Plan”), and effective May 7, 2007, amended the 2007 Plan. The 2007 Equity Incentive Plan is the successor to the Diversa Corporation 1997 Equity Incentive Plan (the “1997 Plan”). The 2007 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance cash awards and other forms of equity compensation. Stock awards granted under this plan generally vest over a four year period and expire 10 years from the date of the grant. The Company’s stockholders approved the 2007 Plan, as amended, on June 20, 2007. A total of 9,750,000 shares are reserved for issuance under the 2007 Plan.

2005 Non-Employee Directors’ Equity Incentive Plan

In March 2005, the Board of Directors of the Company (“Board”) adopted the Company’s 2005 Non-Employee Directors’ Equity Incentive Plan (“Directors’ Plan”), and reserved a total of 600,000 shares for issuance thereunder. The number of shares available for issuance under the Directors’ Plan will automatically increase on the first trading day of each calendar year, beginning with the 2006 calendar year and continuing through and including calendar year 2015, by an amount equal to the excess of (i) the number of shares subject to stock awards granted during the preceding calendar year, over (ii) the number of shares added back to the share reserve during the preceding calendar year pursuant to expirations, terminations, cancellations, forfeitures and repurchases of previously granted awards. However this automatic annual increase shall not exceed 250,000 shares in any calendar year. As of December 31, 2008, a total of 966,000 shares of the Company’s common stock have been reserved for issuance under the Directors’ Plan.

The Board adopted the Directors’ Plan as the primary equity incentive program for the Company’s non-employee directors in order to secure and retain the services of such individuals, and to provide incentives for such persons to exert maximum efforts for the success of the Company. Stock awards granted under this plan generally vest monthly over a three year period and expire 10 years from the date of the grant. The Directors’ Plan replaced the 1999 Non-Employee Directors’ Stock Option Plan. As of December 31, 2008, there were approximately 590,000 shares outstanding under the Directors’ Plan and approximately 312,000 shares outstanding under the 1999 Non-Employee Directors’ Stock Option Plan.

Employee Stock Option and Stock Purchase Plans

1999 Employee Stock Purchase Plan

In December 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (the “Purchase Plan”). As of December 31, 2008, a total of 3,631,000 shares of the Company’s common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during defined offering periods. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. The Purchase Plan provides for annual increases of shares available for issuance under the Purchase Plan.

1997 Equity Incentive Plan

In August 1997, the Company adopted the 1997 Equity Incentive Plan (the “1997 Plan”), which provides for the granting of incentive or non-statutory stock options, stock bonuses, and rights to purchase restricted stock to employees, directors, and consultants as administered by the Board of Directors. The 1997 Plan was terminated by the Board of Directors at the time of the merger on June 20, 2007.

The incentive and non-statutory stock options are granted with an exercise price of not less than 100% and 85%, respectively, of the estimated fair value of the underlying common stock as determined by the Board of Directors. The 1997 Plan allows the purchase of restricted stock at a price that is not less than 85% of the estimated fair value of the Company’s common stock as determined by the Board of Directors.

Options granted under the 1997 Plan vest over periods ranging up to four years and are exercisable over periods not exceeding ten years. As of December 31, 2008, the aggregate number of shares awarded under the 1997 Plan is approximately 14,220,000, with no shares available for grant.

Share-Based Compensation Expense

The Company recognized $11.2 million, $11.0 million and $5.7 million in share-based compensation expense for its share-based awards for years ended December 31, 2008, 2007 and 2006. These charges had no impact on the Company’s reported cash flows. Share-based compensation expense was allocated among the following expense categories (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Research and development	$4,391	$3,669	$3,611
Selling, general and administrative	6,842	7,297	2,079

	$11,233	$10,966	$5,690

During 2007, the Company recorded approximately $1.3 million of share-based compensation expense related to the acceleration of vesting for approximately 319,000 shares of restricted stock for five former executives in connection with separation agreements relating to the merger with Celunol. Additionally, as part of the separation agreements with the former Chief Executive Officer and Chief Financial Officer, the Company recorded approximately $1.0 million of share based compensation related to the issuance of 261,000 shares of fully vested restricted stock in exchange for approximately 500,000 of unexercised stock options. The Company also recorded $0.1 million of share-based compensation expense during fiscal 2007 related to the modification of 376,000 stock options granted to its new Chief Executive Officer

The Company has determined its share-based compensation expense under SFAS No. 123(R) for the years ended December 31, 2008 and 2007 as follows:

Valuation of Stock Options

Share-based compensation related to stock options includes the amortization of the fair value of options granted prior to January 1, 2006 as well as the amortization of the fair value of options granted after December 31, 2005; both determined using the multiple option approach under the Black-Scholes Merton (“BSM”) valuation model. The fair value of options determined under SFAS No. 123(R) is amortized to expense over the vesting periods of the underlying options, generally four years.

The fair value of stock option awards for the years ended December 31, 2008, 2007 and 2006 was estimated on the date of grant using the assumptions in the following table. The expected volatility in this model is based on the historical volatility of the Company’s stock since the merger date along with the historical volatility of peer companies due to the limited Company history since the merger date. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time awards are granted, based on maturities which approximate the expected life of the options. The expected life of the options granted is estimated using the historical exercise behavior of employees along with peer companies. The expected dividend rate takes into account the absence of any historical dividends paid by the Company and management’s intention to retain all earnings for future operations and expansion.

	December 31,
	2008	2007	2006
Risk-free interest rate	1.5% to 3.7%	3.6% to 5.0%	4.5%
Dividend Yield	0%	0%	0%
Volatility	62% to 98%	61% to 64%	61%
Expected Life	5 years	5 years	5 years

Valuation of ESPP Awards

Share-based compensation related to awards issued under the ESPP after December 31, 2005 are based on calculations of fair value under the BSM valuation model which are similar to how stock option valuations are made. The fair value of ESPP awards determined under SFAS No. 123(R) is amortized to expense over the vesting periods of the underlying awards, ranging from six months to two years. The fair value was based on the following assumptions for the years ended:

	December 31,
	2008	2007	2006
Risk-free interest rate	1.6% to 2.3%	3.7% to 4.4%	3.7%%
Dividend Yield	0%	0%	0%
Volatility	62%	53% to 63%	53%
Expected Life	6 months to 2 years	6 months to 2 years	6 months to 2 years

Valuation of Non-Restricted and Restricted Stock Awards

The fair value of non-restricted and restricted stock awards is equal to the closing market price of the Company’s common stock at the date of grant. The fair value of non-restricted awards is charged to share-based compensation upon grant. The fair value of restricted awards is amortized to share-based compensation expense over the vesting period of the underlying awards, ranging from two years to four years.

Forfeiture Rate for Options and Restricted Stock Awards

The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods on a cumulative basis in the period the estimated forfeiture rate changes for all share-based awards. The Company considers its historical experience of pre-vesting option forfeitures and peers as the basis to arrive at its estimated pre-vesting option forfeiture rate. A 10% forfeiture rate was used for 2008 for all share-based awards as a result of an analysis of peer companies in the specialty enzyme and biofuels industries and the Company’s historical rate.

Unrecognized Share-Based Compensation Expense

As of December 31, 2008, there was approximately $11.0 million of total unrecognized compensation expense related to nonvested share-based compensation arrangements granted under the equity incentive plans. This expense is expected to be recognized over a weighted-average period of 2.0 years as follows:

Fiscal Year 2009	$6,013
Fiscal Year 2010	2,241
Fiscal Year 2011	1,275
Fiscal Year 2012	562
Fiscal Year 2013	430
Thereafter	492

$11,013

Equity Incentive Awards Activity

Stock Options

Information with respect to all of the Company’s stock option plans is as follows (in thousands, except per share data):

	Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2006	7,539	$10.34
Granted	220	$9.12
Exercised	(2,006)	$4.78
Cancelled	(2,096)	$13.32

Outstanding at December 31, 2006	3,657	$11.60
Granted	4,783	$6.07
Assumed in merger with Celunol Corp.	507	$5.94
Exercised	(99)	$4.55
Cancelled	(1,134)	$8.79

Outstanding at December 31, 2007	7,714	$8.30
Granted	3,061	$2.62
Exercised	(88)	$0.07
Cancelled	(1,170)	$9.12

Outstanding at December 31, 2008	9,517	$6.45	7.3	$262

Exercisable at December 31, 2008	3,937	$9.25	5.4	$128

The weighted-average estimated fair values of options granted, as determined by the BSM valuation model under FAS 123R, were $1.54 and $4.27 per share for the years ended December 31, 2008 and 2007, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006 was $0.1 million, $0.4 million and $7.4 million, respectively, which was determined as of the date of exercise. The amount of cash received from the exercise of stock options was $0, $0.5 million and $9.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

At December 31, 2008, options to purchase 3.9 million shares with an aggregate intrinsic value of approximately $0.1 million were exercisable, and approximately 3.0 million shares remain available for grant. At December 31, 2007, options to purchase 2.6 million shares with an aggregate intrinsic value of approximately $0.7 million were exercisable, and approximately 5.6 million shares remained available for grant.

Non-Restricted and Restricted Share Awards

Information with respect to all of the Company’s non-restricted and restricted share awards is as follows (in thousands, except per share data):

	Shares	Weighted Average Fair Value
Non-vested awards outstanding at January 1, 2006	560	$6.47
Granted	1,036	$6.44
Vested	(315)	$6.85
Forfeited and cancelled	(163)	$6.61

Non-vested awards outstanding at December 31, 2006	1,118	$6.31
Granted	387	$7.23
Assumed in merger with Celunol Corp	216	$10.11
Vested	(870)	$6.91
Forfeited and cancelled	(100)	$6.57

Non-vested awards outstanding at December 31, 2007	751	$7.29
Granted	100	$1.22
Vested	(540)	$7.51
Forfeited and cancelled	(44)	$6.52

Non-vested awards outstanding at December 31, 2008	267	$4.72

Warrants

In connection with the closing of a series of transactions with Syngenta Participations AG in February 2003, the Company issued to Syngenta a warrant to purchase 1.3 million shares of common stock at $22 per share that is exercisable for ten years starting in 2008. The exercise price per share of the warrant is subject to downward adjustment in the event of certain dilutive issuances or deemed issuances of stock by the Company, and is currently exerciseable at $18.16 per share.

In connection with the completion of the June 20, 2007 merger transaction with Celunol, the Company assumed 340,000 warrants to purchase common stock at $1.87 per share that expire in December 2016.

In connection with the issuance of the 2008 Notes, the Company issued to the noteholders warrants to purchase 7,987,626 shares of common stock at $4.44 per share that are exercisable for five years starting August 27, 2008. Additionally, the Company entered into a convertible hedge transaction (see Note 2), whereby the Company issued warrants to purchase 13,288,509 shares of common stock at $5.16 per share. The warrants are exercisable on three dates staggered in six month intervals beginning on October 1, 2013.

As of December 31, 2008, none of the above warrants have been exercised.

Common Stock Reserved for Future Issuance

At December 31, 2008, the Company has reserved shares of common stock for future issuance as follows (in thousands):

Shares
Employee Stock Purchase Plan	1,147
Equity Incentive Plans	3,023
Warrants (including shares issuable under the convertible hedge transaction)	22,917
5.5% Convertible Senior Notes (the 2007 Notes)	15,703
8.0% Senior Convertible Notes (the 2008 Notes)	14,397

57,187

13. Benefit Plan

The Company has a 401(k) plan which allows participants to defer a portion of their income through contributions. Such deferrals are fully vested and are not taxable to the participant until distributed from the plan upon termination, retirement, permanent disability, or death. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions. The Company made cash contributions of approximately $0.9 million, $0.8 million and $0.4 million for the years ended December 31, 2008, 2007 and 2006.

14. Income Taxes

The reconciliation of income tax computed at the Federal statutory tax rate to the benefit for income taxes is as follows (in thousands):

	December 31,
	2008	2007	2006
Tax at statutory rate	$(64,939)	$(37,655)	$(13,744)
State taxes, net of Federal benefit	(10,661)	(6,182)	(2,256)
In-process research and development	—	17,278	—
Goodwill impairment	43,245	—	—
Loss on debt extinguishment	1,467	—	—
Gain on BP capital contribution to Galaxy Biofuels LLC	9,983	—	—
Change in valuation allowance/removal of NOL’s	19,037	19,476	12,044
Write-off of research and development credits	—	5,058	—
SFAS 123R ISO expense	2,357	2,474	1,155
Permanent differences & other	(489)	(449)	2,801

	$—	$—	$—

On July 13, 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes, and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

The Company adopted the provisions of FIN 48 on January 1, 2007, and has commenced analyzing filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. As a result of adoption, the Company has recorded no additional tax liability. As of December 31, 2008 the Company has not yet completed its analysis of the deferred tax assets for net operating losses of $115.9 million and research and development credits of $3.4 million generated in years prior to 2008 and net operating losses of $16.6 million and research and development credits of $0.3 million generated in 2008. As such, these amounts and the offsetting valuation allowance have been removed from the Company’s deferred tax assets. As noted below, the Company is in the process of completing a Section 382 analysis regarding the potential limitations on the use of the net operating loss and research and development credits.

The Company is subject to taxation in the U.S. and state jurisdictions. The Company’s tax years for 1996 and forward are subject to examination by the U.S. and California tax authorities due to the carryforward of unutilized net operating losses and research and development credits. The Company is currently not under examination by any taxing authorities.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During the twelve months ended December 31, 2008, the Company did not recognize any interest or penalties. Upon adoption of FIN 48 on January 1, 2007, the Company did not record any interest or penalties.

The adoption of FIN 48 did not impact the Company’s financial condition, results of operations or cash flows. At December 31, 2008, the Company had deferred tax assets of $39.1 million. These deferred tax assets are primarily composed of depreciation and amortization, capitalized research and development costs, deferred revenue and stock compensation expense. Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize these assets, a full valuation has been established to offset the net deferred tax asset. Additionally, the future utilization of the company’s net operating loss and research and development credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future. The Company has not yet determined whether such an ownership change has occurred; however the Company is in the process of completing a Section 382 analysis regarding the limitation of the net operating loss and research and development credits. Until this analysis has been completed the Company has removed the deferred tax assets associated with these carryforwards from its deferred tax asset schedule and has recorded a corresponding decrease to their valuation allowance. When the Section 382 analysis is completed, the Company plans to update its unrecognized tax benefits under FIN 48. The Company expects the Section 382 analysis to be completed within the next twelve months.

Significant components of the Company’s deferred tax assets are shown below. A valuation allowance of $39.1 million and $36.9 million has been recognized to offset the deferred tax assets at December 31, 2008 and 2007 as realization of such assets is uncertain.

The following table sets forth the detail of the Company’s deferred taxes (in thousands):

	As of December 31,
	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$—	$—
Federal and state tax credits	—	—
Deferred revenue	1,384	2,232
Depreciation and amortization	20,608	22,106
Allowance and accrued liabilities	8,660	6,006
Stock option expense	3,696	886
Capitalized research and development	4,713	5,689

Total deferred tax assets	39,061	36,919
Valuation allowance	(39,061)	(36,919)

Net deferred tax assets	$—	$—

At December 31, 2008, the Company has federal and state net operating loss carry-forwards of approximately $352.5 million and $202.6 million, respectively, which includes $21.1 million and $9.3 million, respectively, from Celunol pre-merger financial results which are currently under evaluation by the Company to determine if these NOL’s can ever be realized. The federal net operating loss carry-forwards will begin to expire in 2011 unless utilized. The state net operating loss carry-forwards will begin to expire in 2010 unless utilized. The Company also has federal research credits of approximately $2.1 million which begin to expire in 2011, California research credits of approximately $1.7 million which will carryover indefinitely, and California manufacturer’s investment credits of approximately $0.7 million, which will begin to expire in 2010.

Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company’s net operating loss and credit carry-forwards may be limited due to cumulative changes in ownership of more than 50%.

As a result of the adoption of SFAS 123R, the company recognizes windfall tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. Accordingly, deferred tax assets are not recognized for net operating loss carryforwards resulting from windfall tax benefits occurring from January 1, 2006 onward. At December 31, 2008, deferred tax assets do not include $2.5 million of excess tax benefits from share based compensation.

15. Subsequent Events—Unaudited

BP Agreement

On February 18, 2009, the Company announced the second phase of its strategic partnership with BP through the formation of a joint venture to focus on commercial development of facilities for the production of cellulosic ethanol from non-food feedstocks. The joint venture company, Highlands Ethanol LLC (“Highlands”), is owned equally by the Company and BP. Highlands will act as the commercial entity for the deployment of cellulosic ethanol technology being developed and proven under the Galaxy joint development program. Highlands will be led and supported by a team comprised of employees from both BP and Verenium and will be governed with equal representation from both parent companies.

Together, the Company and BP have agreed to commit a total of $45 million in funding and assets to Highlands, including an aggregate cash commitment of $22.5 million from BP and contribution by the Company of development assets related to its Highlands County, Florida development project and another commercial project site in early stages of development in the Gulf Coast region. This collaboration is intended to progress the development of one of the nation’s first commercial-scale cellulosic ethanol facilities, located in Highlands County, Florida and to create future opportunities for commercial implementation of cellulosic ethanol technologies.

Highlands will initially focus on developing and securing financing for a commercial-scale cellulosic ethanol facility in Highlands County, Florida and expects to break ground on that site in 2010. The estimated construction cost for this facility, which is expected to produce 36 million gallon-per-year, is estimated to be between $250 and $300 million. Production from this plant is expected to begin in 2012.

2008 Notes Subsequent Conversions

As of December 31, 2008 and March 12, 2009, the Company had $58.9 million and $51.4 million, respectively, in face value outstanding under the 2008 Notes. In connection with the conversions of the 2008 Notes occurring between January 1, 2009 and March 12, 2009, the Company issued approximately 5.2 million shares of its common stock, including approximately 2.1 shares to satisfy a portion of the related “make-whole” obligations. Cash payments to satisfy “make-whole” obligations during this time were not material.

As of March 12, 2009, the Company’s current potential maximum “make-whole” obligation assuming conversion of 100% of the 2008 Notes on that date was approximately $13.2 million, a substantial portion of which the Company may have been required to settle in cash.

16. Selected Quarterly Data (Unaudited)

The following tables set forth certain unaudited quarterly information for each of the eight fiscal quarters in the two year period ended December 31, 2008. This quarterly information has been prepared on a consistent basis with the audited consolidated financial statements including all adjustments required for the retrospective application of APB 14-1 and, in the opinion of management, includes all adjustments which management believes are necessary for a fair presentation of the information for the periods presented. The Company’s quarterly operating results may fluctuate significantly as a result of a variety of factors, and operating results for any quarter are not necessarily indicative of results for a full fiscal year or future quarters.

2008 Quarter Ended	Dec. 31	Sep. 30	June 30	Mar. 31
	(in thousands, except per share data)
Total revenue	$19,745	$16,376	$18,303	$15,235
Operating expenses (1)	38,875	144,690	33,561	32,421
Net loss (3)	(11,850)	(126,140)	(15,383)	(23,117)
Basic and diluted net loss per common share	(0.17)	(1.91)	(0.25)	(0.38)

2007 Quarter Ended	Dec. 31	Sep. 30	June 30	Mar. 31
	(in thousands, except per share data)
Total revenue	$12,970	$10,861	$11,134	$11,308
Operating expenses (2)	33,690	30,743	65,714	21,861
Net loss	(21,574)	(20,493)	(55,200)	(10,318)
Basic and diluted net loss per common share	(0.35)	(0.34)	(1.13)	(0.22)

(1)	Includes goodwill charge of $106.1 million recorded in the third quarter of 2008.
(2)	Includes write-off of acquired in-process research and development of $42.4 million recorded in the second quarter of 2007.
(3)	During the fourth quarter of 2008 the Company identified adjustments relating to prior year and 2008 prior quarters which were corrected in the fourth quarter of 2008. This resulted in a net loss for the fourth quarter of 2008 that was $1.9 million higher on an adjusted basis compared to the net loss had such adjustments been reflected in the applicable prior periods. The Company concluded that these adjustments were immaterial to the financial statements in each applicable period.

17. Adoption of APB 14-1

The Company has adjusted the financial statements for the year ended December 31, 2008 to reflect the adoption of APB 14-1, which clarifies the accounting for convertible debt instruments. The adoption of APB 14-1 affects the accounting for the Company’s 2008 Notes. APB 14-1 requires the Company to account separately for the liability and equity components of the convertible debt in a manner that reflects the Company’s nonconvertible debt (unsecured debt) borrowing rate when interest expense is recognized. APB 14-1 requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in the Company’s consolidated statement of operations.

APB 14-1 is effective for the Company as of January 1, 2009 and early adoption was not permitted. However, once adopted, APB 14-1 requires retrospective application to the terms of instruments as they existed for all periods presented. The following table sets forth the effect of the retrospective application of APB 14-1 on certain previously reported line items of the Company’s consolidated financial statements for the year ended December 31, 2008 (in thousands, except per share data):

Consolidated Statements of Operations:

	December 31, 2008
	Originally Reported	Effect of Change	As Adjusted
Interest expense (1)	$(18,990)	$9,167	$(9,823)
Loss on debt extinguishment (2)	—	(118)	(118)
Net loss	(185,542)	9,052	(176,490)
Basic and diluted net loss per share	(2.89)	0.14	(2.75)

(1)	Represents the decrease in non-cash interest expense of $7.3 million due to the change in accounting for conversions under APB 14-1. During 2008, in accordance with Emerging Issues Task Force (“EITF”) 00-27, Application of Issue 98-5 to certain Convertible Instruments (“EITF 00-27”), unamortized debt discounts and debt issuance costs upon conversion were written off to interest expense. Under APB 14-1 conversions are accounted for as gains or losses on debt extinguishment which is accounted for as the difference between the fair value of the debt liability and the carrying value on conversion (principal less unamortized discounts and debt issuance costs). Additionally, non-cash interest expense decreased $1.6 million as result of the increase in capitalized interest for the demonstration plant due to the increase in the effective interest rate of the 2008 Notes upon the adoption of APB 14-1.
(2)	Recognition of loss upon conversion of $12.1 million of principal during the year ended December 31, 2008. Loss on debt extinguishment, under APB 14-1, is accounted for as the difference between the fair value of the debt liability and the carrying value on the conversion date.

Consolidated Balance Sheet:

	December 31, 2008
	Originally Reported	Effect of Change	As Adjusted
Property, plant and equipment, net (3)	$115,711	$1,560	$117,271
Debt issuance costs and other assets (4)	6,688	(1,418)	5,270
Convertible senior notes, at par value, net of discounts (5)	129,092	1,299	130,391
Additional paid-in capital (6)	583,958	(10,157)	573,801
Accumulated deficit (7)	(622,613)	9,052	(613,561)

(3)	Represents increase in capitalized interest for the demonstration plant as a result of the increase in the effective interest rate of the 2008 Notes upon the adoption of APB 14-1.
(4)	Represents the reclassification of debt issuance costs of $2.1 million related to the equity component (conversion option) to additional paid-in capital in stockholders’ equity, partially offset by a decrease in amortization and write-off of debt discount to interest expense upon conversions aggregating approximately $12.1 million in face value due to lower issuance costs related to the debt component.
(5)	Represents the increase in carrying value of the 2008 Notes to reflect the fair value of the debt liability at issuance.
(6)	Represents the adjustment to record the equity component debt discount, offset by the repurchase of the equity component upon conversions and issuance costs related to the equity component.
(7)	Represents the decrease in non-cash interest expense partially offset by the loss on debt extinguishment described above..